UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STANCORP FINANCIAL GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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March 26, 2012

Fellow Shareholder:

On behalf of the Board of Directors, management and employees, it is my pleasure to invite you to attend the 2012 Annual Meeting of Shareholders of StanCorp Financial Group, Inc. The meeting will take place on Monday, May 7, 2012 at 11:00 a.m. Pacific time at the Hilton Portland Executive Tower, located at 545 SW Taylor Street in Portland, Oregon. Information regarding the location and the business to be conducted at the meeting is contained in the attached Notice of Annual Meeting and Proxy Statement.

In the midst of challenges that persist in the overall economy and their impact on our Company, we continue to manage the Company with our customary discipline, superior customer service and focus on creating long-term shareholder value. During the meeting we’ll present a brief report on 2011 results.

Ronald E. Timpe is retiring from our Board this year and we are grateful for his many contributions to StanCorp both in management as President and Chief Executive Officer, and as a Director since the Company’s inception in 1998 and as Chairman of the Board from 1998 to May 2004.

We hope that you will attend the meeting, but whether or not you are planning to attend, please vote your proxy via one of the methods available so that your shares can be represented at the Annual Meeting.

Sincerely,

J. Greg Ness

Chairman, President and Chief Executive Officer

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Date:	May 7, 2012

Time:	11:00 a.m.

Place:	Hilton Portland Executive Tower

545 SW Taylor Street, Portland, OR, 97204

Shareholders will be asked to vote on the following proposals:

1.	To elect three Class I Directors;

2.	To ratify the appointment of Deloitte & Touche USA LLP as our independent registered public accounting firm for 2012;

3.	To approve an amendment to the 1999 Employee Share Purchase Plan, increasing from 2,000,000 to 3,500,000 the number of shares of common stock authorized for issuance;

4.	To re-approve the Short Term Incentive Plan;

5.	To approve, on a non-binding advisory basis, executive compensation; and

6.	To transact any other business that may properly come before the shareholders at the Annual Meeting.

The close of business on March 5, 2012 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

On March 26, 2012 the Company mailed to shareholders a “Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Monday, May 7, 2012,” containing instructions on how to access the Company’s 2012 Proxy Statement and 2011 Form 10-K.

The Proxy Statement and the 2011 Form 10-K are available at http://www.proxyvoting.com/sfg.

There are four different ways to vote your shares:

By Internet:	You may submit a proxy or voting instructions over the Internet by following the instructions at http://www.proxyvoting.com/sfg.

By Telephone:	You may submit a proxy or voting instructions by calling (866) 540-5760 and following the instructions.

By Mail:	If you received your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy and voting instructions card in the postage-paid envelope provided.

In Person:

If you are a shareholder as of the record date, you may vote in person at the meeting. If you attend the meeting and intend to vote in person, please notify the Company’s personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Holley Y. Franklin Corporate Secretary

March 26, 2012

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

GENERAL INFORMATION

The Company’s shares of common stock trade on the New York Stock Exchange Euronext (“NYSE Euronext”) under the ticker symbol “SFG.” The Company has only one outstanding class of common stock that is eligible to vote. As of March 5, 2012 (the “Record Date”), the Company had 44,369,184 outstanding shares of common stock.

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting.

Voting Rights

Each share of the Company’s common stock is entitled to one vote on each proposal and with respect to each Director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the Annual Meeting, you must own shares of the Company’s common stock on the Record Date. The Board has set the Record Date as the close of business on the Record Date. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Eastern time on May 6, 2012. If you choose to vote by mail, the Company must receive your proxy card prior to the Annual Meeting.

Voting by Proxy

The Company is soliciting a proxy from you on behalf of its Board. The proxy holder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxy holders will vote your shares in accordance with the recommendations of the Board with regard to Items 1, 2, 3, 4 and 5. If other matters come before the Annual Meeting that require a shareholder vote, the proxy holders will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by May 5, 2012. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy the Company has received from you. Third, you can revoke your proxy by voting in person at the Annual Meeting. If you choose to vote in person, please let the Company’s personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, the Company’s Articles of Incorporation and Bylaws, the election of nominees to the Board at the Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving more votes “for” election than “against” election will be elected. For a proposal to pass at the Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the Annual Meeting, but not voting.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	1

Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. The Company’s Directors, officers or employees may solicit proxies on its behalf in person or by telephone, facsimile or other electronic means. The Company has also engaged the firm of Georgeson Inc. to assist in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson Inc. a fee of $6,000 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Euronext, the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp common stock.

MATTERS TO BE VOTED ON

Item 1 - Election of Directors

The Company’s business, property and affairs are managed under the direction of the Board. The Board is currently comprised of 11 Directors divided into three classes. Each of these classes serves a three-year term in office. At this Annual Meeting, shareholders will be requested to elect three Class I Directors for a three-year term. Class I currently consists of three Directors, all of whom have agreed to stand for re-election. One Class III Director, Ronald E. Timpe, will reach mandatory retirement age with the 2012 Annual Meeting, at which time the Board intends to reduce the number of Directors to ten.

Votes may not be cast for a greater number of director nominees than three.

Board members of the Company also serve on the Board of the Company’s principal subsidiary, Standard Insurance Company. The Company’s Directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

The Company’s Articles of Incorporation include a majority vote standard for uncontested elections under which shareholders may vote “for” or “against”, or abstain with respect to each nominee, and a nominee will be elected only if shares voted “for” exceed shares voted “against.” Under Oregon law, an incumbent director nominee who is not re-elected continues to serve on the Board until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that any nominee for Director as to whom a majority of the shares are voted “against” his or her election shall promptly tender his or her resignation to the Chair of the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

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Directors in Classes

Set forth below is information about each nominee and continuing Director as of December 31, 2011. This information includes the Director’s age, positions held with the Company where applicable, principal occupation, business history and qualifications, committees of the Board on which the Director serves, and other corporate directorships held.

Name	Age	Director Since (1)	Position Held	Term Expires
Class I
Virginia L. Anderson	64	1989	Director	2012
Stanley R. Fallis	71	2006	Director	2012
Eric E. Parsons	63	2002	Director	2012

Class II
Duane C. McDougall	59	2009	Director	2013
George J. Puentes	64	2009	Director	2013
E. Kay Stepp	66	1997	Lead Director	2013
Michael G. Thorne	71	1992	Director	2013

Class III
Frederick W. Buckman	65	1996	Director	2014
J. Greg Ness	54	2009	Chairman	2014
Mary F. Sammons	65	2008	Director	2014

(1)	Directors elected prior to 1999 served on the Board of Standard Insurance Company, and became Directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

Nominees for Election at the Annual Meeting

The Board has proposed the following individuals for election as Class I Directors: Virginia L. Anderson, Stanley R. Fallis and Eric E. Parsons, all of whom are current Directors. If elected, Class I Directors will serve a three-year term of office to expire at the Annual Meeting of Shareholders in 2015 and until their successors are elected and qualified. Each nominee for election qualifies as an independent director under applicable NYSE Euronext rules, except for Eric E. Parsons.

If any nominee should become unable to serve, the proxy holder will vote for the person or persons the Board recommends, if any.

Business History, Qualifications, Skills and Expertise of Nominees for Election

Virginia L. Anderson.    Ms. Anderson is currently a Principal of VLA Consulting, a sole proprietorship. From May 2007 through November 2008, Ms. Anderson was President of the Safeco Insurance Foundation, a private charitable foundation established by Safeco Insurance in Seattle, Washington. From 1988 to April 2006, Ms. Anderson was the director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Previously, Ms. Anderson spent ten years at Cornerstone Development Company, a Seattle real estate and property management firm, where she served as senior vice president of several key divisions. She has served on multiple corporate and civic boards, including Washington Energy Company, U.S. Bank of Washington, United Way of King County Annual Campaign and the University of Washington Foundation. Ms. Anderson received a BA from Southern Connecticut State University and a Master of Public Administration from the University of Washington. Ms. Anderson’s many years of experience as director of the Seattle Center, her real estate and property management experience, service on other company boards and her civic contributions make her a valued contributor to the Board and a prime example of the Board’s goal of retaining members with a breadth of business experience.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	3

Stanley R. Fallis.    From 1994 to 1999, Mr. Fallis was the Chair and Chief Executive Officer of Everen Clearing Corporation, a securities execution and clearing company, and the Senior Executive Vice President and Chief Administrative Officer for Everen Securities, Inc., a national full service brokerage firm. From 2001 until 2008, Mr. Fallis served as a director of Hines Horticulture, Inc., then one of the largest commercial nursery operations in North America, and served as chair of the firm’s audit committee from 2001 to 2008. Mr. Fallis received a BS from the University of Idaho and an MBA from the University of Utah. Mr. Fallis’s leadership experience in the financial services industry and as audit chair of a public corporation make him a valuable leader of the Company’s Audit Committee.

Eric E. Parsons.    Mr. Parsons was Chairman of the Board from May 2004 through November 2011 and was Chief Executive Officer of StanCorp and the Company’s principal subsidiary, Standard Insurance Company, from January 2003 through June 2009. From May 2002 to September 2008, Mr. Parsons also served as President of both entities. Prior to his appointment as President and CEO, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company in 2002. Prior to May 2002, he served as Chief Financial Officer and previously held management positions in finance, investments, mortgage loans and real estate. Mr. Parsons’s long history as an executive in various divisions of the Company and as President & CEO of Standard Insurance Company provide the in-depth knowledge of the Company’s operations and the depth of experience needed for service as a Director.

Business History, Experience, Skills and Qualifications of Continuing Directors

Frederick W. Buckman.    From March 2009 through August 2010, Mr. Buckman was President of the Power Group, a division of The Shaw Group Inc., a provider of engineering, design, construction, and maintenance services to government and private-sector clients in the energy, environmental, infrastructure, and emergency response markets. From 2007 to 2009 Mr. Buckman was Managing Partner, Utilities, of Brookfield Asset Management, a global asset manager focused on property, power and other infrastructure assets. From 1999 to 2006, Mr. Buckman served as Chairman of Trans-Elect, Inc. an independent company engaged in the ownership and management of electric transmission systems. Mr. Buckman is also President of Frederick Buckman, Inc., a consulting firm located in Vancouver, Washington. From 1994 to 1998 he served as President, Chief Executive Officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman brings his extensive history as a business leader to the Board, and his demonstrated management ability at senior levels allows him to provide critical insight into the operational aspects of the Company.

Duane C. McDougall.    Mr. McDougall served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, Mr. McDougall served as Chief Accounting Officer and in other positions during his 22-year tenure with Willamette Industries, Inc. He serves as Chairman of the Board of Boise Cascade LLC, and is a director and audit committee chair of The Greenbrier Companies, Inc. and Cascade Corporation. Prior to his resignation on December 31, 2011, he served as chair of the compensation committee and a member of the audit committee of West Coast Bancorp. Mr. McDougall’s many years of experience as CEO and other executive leadership positions held during his 22-year tenure with Willamette Industries, Inc., his strong financial expertise, along with human resource and government expertise and service on other public company boards of directors make him an excellent fit for the Board.

J. Greg Ness.    Mr. Ness is Chairman, President and Chief Executive Officer of StanCorp and the Company’s principal subsidiary, Standard Insurance Company, and has served in that capacity since December 2011. From July 2009 through November 2011, he served as President and Chief Executive Officer. He previously served as President and Chief Operating Officer beginning in September 2008. Prior to his appointment as President, Mr. Ness served in a variety of positions since 1979, including

4	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Senior Vice President of the Insurance Services Group, Senior Vice President of Investments, President of StanCorp Mortgage Investors, LLC and StanCorp Investment Advisers, Vice President and Corporate Secretary, and Vice President of retirement plans sales and marketing. Mr. Ness’s long history of service to the Company in many different capacities gives him a depth and breadth of experience that is an essential component of the leadership profile that the Board seeks in its membership and needed for service as Chairman of the Board.

George J. Puentes.    From 1979 through 2009, Mr. Puentes served as President of Don Pancho Authentic Mexican Foods of Salem, Oregon, and currently serves as Advisor to the President. He is a director of Northwest Natural Gas Company, and served on the board of directors of the Federal Reserve Bank of San Francisco, Portland branch. Mr. Puentes contributes to the Board his many years of leadership and entrepreneurial business development experience as President of Don Pancho Authentic Mexican Foods. Mr. Puentes also has extensive financial, human resource and marketing skills and retail market expertise. His service on other public company boards of directors and his long-standing commitment to community service make him an excellent director who reflects the values that StanCorp embodies.

Mary F. Sammons.    Ms. Sammons is Chairman of Rite Aid Corporation. From June 2007 through June 2010, Ms. Sammons was Chairman and Chief Executive Officer of Rite Aid Corporation. From December 1999 to September 2008, Ms. Sammons also served as President of Rite Aid Corporation. She has been a member of Rite Aid’s Board of directors since 1999 and Chief Executive Officer from 2003 to 2010. From January 1998 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., and from 1980 to 1998, she served in various senior executive positions for Fred Meyer. She serves on the Executive Committee of the National Association of Chain Drug Stores (NACDS), and has been a director of NACDS since 2000. She is a director of Magellan Health Services, a specialty health care manager. Ms. Sammons brings a unique perspective to the Board through her extensive retail, marketing and operational experience. Her extensive CEO and senior executive experience allow her to provide valuable insight into Company financial operations and business issues facing the Company.

E. Kay Stepp.    Ms. Stepp is the Company’s independent Lead Director. From 1994 to 2002, Ms. Stepp was Principal and Owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief Operating Officer of Portland General Electric (“PGE”), a Portland, Oregon utility company. From 1978 to 1989, Ms. Stepp held various executive positions at PGE. From 2002 through 2009 Ms. Stepp served as Chair of the Corporate Board of Providence Health & Services. She is a director of Franklin Covey Co. and currently serves as Chair of the Organization & Compensation Committee. Ms. Stepp is also a director of Planar Systems, Inc. and will retire from this board in March 2012. She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland. Ms. Stepp brings a breadth of executive and governance experience to the board. Her past executive leadership roles in human resources, marketing, information technology and operations; her work as an executive coach to senior executives; and her service on diverse public and private company boards in the financial, retail, technology, manufacturing, services and consulting sectors make her an excellent member of the Board.

Michael G. Thorne.    From January 2002 to October 2004, Mr. Thorne was director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive Director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. From 1973 to 1991, Mr. Thorne served in the Oregon Legislature. He maintains an active ownership and management interest in the Thorne family farm near Pendleton, Oregon. Mr. Thorne’s considerable government and regulatory experience, combined with his background as a CEO and leadership role in business development make him an ideal member of the Board.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	5

Item 2 - Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP (“Deloitte & Touche”) as independent auditors for the year 2012. Although not required, the Board is requesting ratification by the Company’s shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company has been advised that representatives of Deloitte & Touche will be present at the Annual Meeting. They will be afforded the opportunity to make a statement and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2011 and 2010 were as follows:

	2011	2010
Audit Fees	$1,881,286	$1,799,450
Audit-Related Fees	479,235	492,103
Tax Fees	—	—
All Other Fees	—	156,414
Total	$2,360,521	$2,447,967

Audit fees were paid for audits of the financial statements and internal controls of the Company and its subsidiaries, and review of its quarterly financial statements. Audit-related fees were paid for an audit of the Company’s employee benefit plans, reports on Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”) of certain Company divisions, and audits of certain real estate operating expenses. All other fees include an industry benchmark study and readiness services provided for Statement on Auditing Standards No. 70, which was converted to SSAE 16 in 2011, procedures.

The Audit Committee has established a policy under which all services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Item 3 - Approval of an Amendment to the 1999 Employee Share Purchase Plan

The Company’s 1999 Employee Share Purchase Plan (“ESPP”) is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (“Code”). The ESPP permits all regular employees of the Company to acquire Common Stock through regular payroll deductions of up to 10% of an employee’s cash compensation, with an annual limit of $25,000 in fair market value. An aggregate of 2,000,000 shares of the Company’s common stock has been reserved for issuance under the ESPP. As of December 31, 2011, only 158,608 shares of common stock remained available for purchase under the ESPP.

The Board of Directors believes that ownership of shares of common stock by employees of the Company is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The Board also believes that the ESPP is an important component of a competitive benefit package for existing and prospective employees of the Company.

The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to continue to provide employees of the Company with benefits under the ESPP, and that additional shares must be reserved for use thereunder. Accordingly, in November 2011, the Board of Directors approved, subject to shareholder approval, an amendment to reserve an additional 1,500,000

6	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

shares of common stock for issuance under the ESPP. The complete text of the ESPP, as proposed to be amended, is attached as Exhibit A to this Proxy Statement. The following description of the ESPP is a summary of certain terms and is qualified entirely by reference to Exhibit A.

Description of the ESPP

Eligibility.    All employees of the Company and its participating subsidiaries are eligible to participate in the ESPP, except for the following: (a) any employee who has been employed less than one month when an offering commences, (b) any employee whose customary employment is less than 20 hours per week, and (c) any employee who would, immediately after an offering, and after including the number of shares that could be purchased in that offering, own or be deemed to own five percent or more of the voting power or value of all classes of stock of the Company or any subsidiary of the Company. As of December 31, 2011, approximately 2,980 employees were eligible to participate in the ESPP.

ESPP Offerings.    The ESPP is implemented by a series of six-month offerings, with a new offering commencing on February 2 and August 2 of each year. The first day of each offering is the “Offering Date” for that offering, and the last day of each offering is the “Purchase Date” for that offering. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions may not be more than 10% of the participant’s total cash compensation.

The maximum number of shares that any employee may purchase in any single offering is 2,500 shares. In addition, the terms of an offering may not allow an employee’s right to purchase shares under all stock purchase plans of the Company and its subsidiaries to which section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the Offering Date, for each calendar year in which the offering is outstanding.

An employee may terminate participation in the ESPP by written notice to the Company submitted at least 10 days before the Purchase Date. An employee may not reinstate participation in the ESPP with respect to a particular offering after once terminating participation in the ESPP with respect to that offering, but may participate in subsequent offerings. Generally, upon termination of an employee’s participation in the ESPP, all amounts deducted from the employee’s pay that had not yet been used to purchase shares shall be returned to the employee. The rights of employees under the ESPP are not transferable.

Purchase Price.    The purchase price for shares in an offering is the lower of (a) 85 percent of the fair market value of a share of common stock on the Offering Date of the offering or (b) 85 percent of the fair market value of a share of common stock on the Purchase Date of the offering. The fair market value of a share of common stock on any date is the closing price of the common stock on that date on the New York Stock Exchange.

Custodian.    Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Board of Directors. By appropriate instructions to the Custodian, an employee may from time to time sell all or part of the shares held by the Custodian for the participant’s account in the public market at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by the Custodian to the employee or to a regular individual brokerage account in the employee’s own name.

Termination and Amendment.    The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that the Board of Directors may terminate the ESPP at any time. The Board of Directors may at any time amend the ESPP in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the ESPP or decrease the purchase price of shares offered pursuant to the ESPP.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	7

Tax Consequences

Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the Offering Date or the Purchase Date of an offering. If an employee disposes of shares purchased under the ESPP more than two years after the Offering Date, or in the event of the employee’s death at any time, the employee or the employee’s estate will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or (2) 15 percent of the fair market value of the shares on the Offering Date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain.

If an employee disposes of shares purchased under the ESPP within two years after the Offering Date, the employee will be required to report the excess of the fair market value of the shares on the Purchase Date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the Purchase Date and the disposition price will be capital gain or loss. In the event of a disposition within two years after the Offering Date, the Company will generally be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Purchases Under the ESPP

The following table indicates shares purchased under the ESPP during 2011 by the Company’s named executive officers (the “Named Executive Officers”), by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in 2011
Name	Dollar Value (1)	Number of Shares
J. Greg Ness	$3,258	538
Floyd F. Chadee	3,258	538
James B. Harbolt	3,249	544
Scott A. Hibbs	3,256	538
Daniel J. McMillan	3,258	538
All Executive Officers	23,305	3,881
All Employees excluding Executive Officers	847,889	149,506

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the ESPP and the fair market value of the shares on the date the shares were purchased.

Equity Compensation Plans

The Company has two active equity compensation plans, both of which have been approved by shareholders. These are the 2002 Stock Incentive Plan (“2002 Plan”) and the 1999 Employee Share Purchase Plan (“ESPP”).

The following table sets forth the shares to be issued subject to outstanding options and the shares otherwise available for issue under these plans as of December 31, 2011:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,981,833	$40.84	1,424,843

Equity compensation plans not approved by security holders	—	—	—

8	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

As of December 31, 2011, there were 158,608 shares available for issuance under the ESPP and there were 1,266,235 shares available to be issued as options or stock awards under the 2002 Plan. Of the shares available for issuance under the 2002 Plan, only 740,194 shares could be issued as stock awards. Shares issuable under performance share awards are not included in calculating the weighted-average price of outstanding options, warrants and rights.

Item 4 - Re-approval of the Short Term Incentive Plan

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to the chief executive officer and certain other highly compensated executive officers in any year. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance-based compensation” as defined in regulations. To address the issue of deductibility of annual incentive compensation paid to executive officers, the Board of Directors adopted the Short Term Incentive Plan (the “STIP”) and the STIP was approved by the shareholders at the 2007 Annual Meeting. The purpose of the STIP is to enable the Company to qualify a portion of the annual bonuses it pays as “performance-based compensation” that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m).

The STIP provides that it will terminate on the date of the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approved the STIP. This provision is consistent with the requirement under Section 162(m) that the STIP be re-approved by shareholders every five years in order for awards under the STIP to continue to qualify as performance-based compensation. Accordingly, unless the shareholders re-approve the STIP as requested in this proposal, the STIP will terminate on the date of the Annual Meeting. If the shareholders re-approve the STIP, the STIP will be extended for an additional five years until the 2017 Annual Meeting. No amendments to the STIP are proposed.

The complete text of the STIP is attached as Exhibit B to this Proxy Statement. The following description of the STIP is a summary of certain terms and is qualified entirely by reference to Exhibit B.

Description of the STIP

Administration.    The establishment of performance goals and related bonus opportunities under the STIP and all other decisions regarding the administration of the STIP will be made by the Organization and Compensation Committee of the Board of Directors (the “Committee”), which is comprised solely of two or more “outside directors” as that term is defined in regulations under Section 162(m).

STIP Participants.    STIP participants will include each executive officer of the Company and each other key employee of the Company or any subsidiary designated by the Committee as a participant under the STIP.

Bonus Categories.    Portions of the bonuses paid under the STIP shall be (1) based on satisfying 162(m) performance goals, (2) based on satisfying other performance goals, and (3) discretionary bonuses paid in the discretion of the Committee. The portion of any bonus based on achievement of 162(m) performance goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m); bonus portions based on other performance goals or that are discretionary bonuses will not constitute “performance-based compensation” for this purpose. The “162(m) performance goals” shall be one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, line of business or other unit of the Company: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	9

leverage ratio, assets under management, portfolio return, return on equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria pre-established by the Committee). “Other performance goals” may consist of any objective or subjective goals determined by the Committee.

Performance Goals and Bonus Opportunities.    To make an award to any participant for any year under the STIP, the Committee will, no later than the 90th day of that year, establish in writing (i) a target cash bonus amount for the participant for performance in that year, (ii) the percentage (e.g., 150%) of the target bonus that will be the maximum bonus, (iii) the portion(s) of the target bonus that will be payable based on 162(m) performance goals and/or other performance goals for the year, and the portion of the target bonus that will be a discretionary bonus, (iv) the 162(m) performance goals and/or the other performance goals for the year, and (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) performance goals and/or the other performance goals for the year. The discretionary bonus portion may not be more than 20% of the total target bonus in any year.

Computation and Certification of Bonus.    Following the conclusion of any year, prior to the payment of any cash bonuses under the STIP with respect to that year, the Committee will certify in writing the levels of attainment of the 162(m) performance goals and the other performance goals for the year, the amount of discretionary bonus determined by the Committee for each participant, and the calculation of the total bonus amount for each participant. No payment of bonus with respect to any portion of the target bonus based on 162(m) performance goals or other performance goals will be paid if the related performance goal is not met, but the Committee may, in its discretion, reserve the right to reduce or eliminate an officer’s calculated award based on circumstances relating to the Company or the officer. The Committee may not exercise its discretion to pay any amount as a discretionary bonus in replacement for amounts not earned under the 162(m) performance goals.

Maximum Bonus.    The maximum cash bonus that may be paid or accrued for any participant with respect to performance of the Company in any fiscal year will be $2,500,000.

Amendment and Termination.    The STIP may be amended or terminated by the Board of Directors at any time except to the extent that an amendment requires shareholder approval to maintain the qualification of STIP awards as performance-based compensation. Unless re-approved by the shareholders, the STIP will terminate at the first meeting of shareholders of the Company in 2017.

Plan Benefits

In February 2012, the Committee established performance goals and target bonuses under the STIP for the executive officers for 2012. As in prior years, the performance goals for 2012 are based on a mix of financial, organizational and discretionary components. See “Compensation Discussion and Analysis—Short Term Incentive Plan.” The target bonus percentages for the Named Executive Officers for 2012 are consistent with 2011, except that the target bonus percentage for Mr. Ness was increased from 100% to 125%. The aggregate 2012 target bonus for the five Named Executive Officers and the three other executive officers as a group is $2.7 million. For more information regarding the executive officer group see “Item 4A Executive Officers Of the Registrant” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The actual amounts to be paid under the 2012 STIP awards cannot be determined at this time, as such amounts are dependent upon the Company’s performance for the current year.

10	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Item 5 - Advisory Proposal to Approve on Executive Compensation

This Proxy Statement includes extensive disclosure regarding the compensation of the Company’s Named Executive Officers under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires the Company to submit to its shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement. Accordingly, the Board has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders, is approved.”

This proposal gives you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program by voting for or against the above resolution. As discussed under “Compensation Discussion and Analysis” below, the Company’s executive compensation program has been carefully designed and implemented to attract, retain and motivate high quality executives, and to reward them appropriately for achievement of short and long term business objectives. Accordingly, the Board recommends that you vote FOR the above resolution.

Because the shareholder vote on the above resolution is advisory, it will not be binding on the Company, the Board or the Organization & Compensation Committee. The Company intends to carefully consider the results of the shareholder vote on this proposal, but will have no obligation to make any changes to its executive compensation program in response to a negative vote.

Voting Recommendations:

	Matter to be Voted On	Board Recommendation
Item 1	Election of Directors	FOR ALL
Item 2	Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR
Item 3	Approval of an Amendment to the 1999 Employee Share Purchase Plan	FOR
Item 4	Re-approval of the Short Term Incentive Plan	FOR
Item 5	Advisory Proposal to Approve Executive Compensation	FOR

OTHER INFORMATION

Corporate Governance

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Guidelines”) , which are available publicly at www.stancorpfinancial.com or upon written request of the Company’s Corporate Secretary, set forth the principles by which the Board manages the affairs of the Company. Among other principles, the Guidelines specify director qualifications and independence standards, new director selection practices, responsibilities of board members, compensation and the annual Board performance evaluation process. The Nominating & Corporate Governance Committee reviews the Guidelines on at least an annual basis.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	11

Director Independence

The Board is comprised of a majority of Directors who qualify as independent under the NYSE Euronext listing standards. The Board reviews annually any relationship that each Director has with the Company (either directly, or as a partner, shareholder, officer or an employee of an organization with which the Company does business or makes charitable contributions). The Board’s review includes a qualitative and quantitative assessment of any relationships from the perspective of both the Director and the Company. Following such annual review, only those Directors whom the Board affirmatively determines have no material relationship with the Company are considered independent.

Under NYSE Euronext standards, each current Director is independent except for Eric E. Parsons and Chairman, President & CEO, J. Greg Ness.

Board Leadership

The Board places emphasis on independent Board leadership and has had a Lead Independent Director (“Lead Director”) since 2003. E. Kay Stepp was appointed as the Lead Director in May 2011. The Lead Director provides leadership and counsel to the independent Directors with an emphasis on the appropriate roles and responsibilities of the independent Directors. She enhances the effective functioning of the independent Directors by facilitating communications and collaboration between and among them. In conjunction with the Chairman of the Board, she provides leadership to the Board in reviewing and deciding upon matters that exert major influence on the manner in which the corporation’s business is conducted. She acts in a general advisory capacity to the Board in all matters concerning Board governance, activities, operations and performance, and performs such duties as may be conferred by law or assigned by the Board.

In 2011, the Board conducted an extensive review of the current Board leadership structure. The Board reviewed each leadership role and its responsibilities and discussed the rationale for separating or combining the roles of Chairman of the Board and the Chief Executive Officer. The Board also discussed the size of the Board and the Company and its emphasis on strong independent leadership. After its thorough evaluation, the Board decided that the current optimal leadership structure for the Board and the Company is to combine the Chairman and CEO role. The CEO maintains primary management responsibility for the Company’s day-to-day operations and his experience and qualifications enable him to fulfill the responsibilities of Chairman of the Board.

In December 2011, the Board named J. Greg Ness as Chairman of the Board. As Chairman of the Board, Mr. Ness presides at regular and special meetings of the Board, other than Executive Sessions. In conjunction with the Lead Director, he provides leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the Company’s business is conducted and he performs such duties as may be conferred by law or assigned by the Board.

Board Risk Oversight

The Board implements its risk oversight role by receiving and analyzing reports from management at each regular meeting on a wide variety of matters that may impact the Company’s assessment or acceptance of risk. The full Board or a committee of the Board receives these reports from the member of management with direct authority over the relevant matter or risk mitigation strategy. When a committee receives such reports, the committee chair reports on the substance of the matter and the committee’s analysis of management’s report to the full Board. Matters regularly reported on to the Board or a committee thereof include financial reporting, capital structure, legal matters, internal controls, compensation practices, incentives, and business operations.

The assumption of risk is inherent in many of the Company’s businesses, and management dedicates substantial time and resources to ensuring appropriate processes and controls exist for those businesses. Management is primarily responsible for assessing business risks and for implementing appropriate controls over risk and financial reporting.

12	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

In tandem with other committees of the Board, the Audit Committee oversees management’s effectiveness in assessing and controlling risk. This responsibility is documented in the Audit Committee’s charter, which is available at www.stancorpfinancial.com. The Audit Committee is also responsible for providing independent review and oversight of the Company’s financial reporting process and internal controls, and assisting the full Board in overseeing the integrity of the Company’s financial statements. The Audit Committee receives reports at each regular meeting from management, including the Vice President of Internal Audit and the Vice President and Corporate Actuary. The Audit Committee reports on its findings to the full Board at each regularly scheduled meeting.

The Nominating & Corporate Governance Committee is responsible for overseeing the Company’s ethics and compliance program and advising the Company on corporate governance practices in light of public company standards and legal and regulatory considerations. This Nominating & Corporate Governance Committee also has responsibility for overseeing CEO succession planning. These are important components in the Company’s overall efforts to reduce risks associated with conducting business.

The Organization & Compensation Committee, charged with overseeing and approving executive compensation, routinely reviews the executive compensation program to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. In particular, the Organization & Compensation Committee pays considerable attention each year to balancing short and long-term compensation and incentives in a manner that encourages achievement of the Company’s publicly-stated long-term goals as an organization.

Committees of the Board

Charters for the Audit, Nominating & Corporate Governance and Organization & Compensation Committees are available on the Company’s investor website, www.stancorpfinancial.com. Printed copies of these documents are available upon request of the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

Audit Committee.    The Audit Committee met nine times in 2011. It is the responsibility of the Audit Committee to: provide independent review and oversight of the Company’s accounting and financial reporting processes and internal controls; oversee the independent registered public accountant’s appointment, compensation, qualifications, independence and performance; and assist Board oversight of the integrity of the Company’s financial statements, assessment and management of Company risks, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors.

The Board has determined that Stanley R. Fallis, Chair of the Audit Committee, meets the qualifications of and has been designated as the Audit Committee Financial Expert in accordance with the requirements of applicable SEC rules. The Board also has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE Euronext and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see the Report of the Audit Committee below.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee met five times in 2011. It is the responsibility of the Nominating & Corporate Governance Committee to review the organization and structure of the Board; review the qualifications of and recommend candidates for the Board and its committees; oversee CEO succession planning; lead the Board and its committees in its annual performance evaluation; oversee the ethics and compliance programs; and review Board compensation.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	13

Organization & Compensation Committee.    The Organization & Compensation Committee met five times in 2011. It is the responsibility of the Organization & Compensation Committee to review executive compensation and recommend changes, as appropriate; monitor the performance of the CEO; oversee senior executive succession planning; oversee stock incentive and stock purchase plans; and review certain organizational changes recommended by the CEO.

Board and Committee Meetings

In 2011, the full Board met nine times, and executive sessions of the Board were held at each regular meeting. Executive sessions are chaired by the Lead Director and take place without the presence of the CEO or other officers. Each Director attended greater than 90 percent of the aggregate number of Board meetings and meetings of committees of which he or she was a member. The Guidelines require attendance at each Annual Meeting of Shareholders. Each Director attended the 2011 Annual Meeting of Shareholders.

Committee Memberships at December 31, 2011

Director	Audit Committee	Nominating & Corporate Governance Committee	Organization & Compensation Committee
Virginia L. Anderson		☑	☑
Frederick W. Buckman	☑		Chair
Stanley R. Fallis	Chair		☑
Duane C. McDougall	☑	☑
J. Greg Ness - Chairman
Eric E. Parsons
George J. Puentes	☑		☑
Mary F. Sammons	☑	☑
E. Kay Stepp - Lead Director	☑	☑
Michael G. Thorne		Chair	☑

Transactions with Related Parties

The Nominating & Corporate Governance Committee also oversees the Company’s policies governing conflicts of interest and transactions with related parties. Directors and Executive Officers are required to disclose any related party transactions, as well as any actual or apparent conflicts of interest. The Company’s legal staff first reviews all such disclosures, and also reviews annually all other external affiliations and relationships of each Executive Officer and Director.

The Company’s Related Party Transactions Policy requires approval or ratification by the Nominating & Corporate Governance Committee of any transaction exceeding $120,000 in which the Company is a participant and any related party has a material interest. Related parties include the Company’s Directors and Executive Officers and their immediate family members.

Once a related party transaction has been identified, the Committee reviews all of the relevant facts and circumstances and approves the transaction only if the transaction is found to be in, or not inconsistent with, the best interests of the Company and its shareholders. If advance Committee approval of a transaction is not feasible, the transaction is considered for ratification at the Committee’s next regularly scheduled meeting. No Director or Executive Officer participates in any discussion or approval of related party transactions for which he or she is a related party. The policy generally does not require review of transactions for which disclosure is not required under SEC rules.

14	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Communications with the Board

The Board welcomes communications from shareholders and other interested parties. Shareholders and interested parties may contact the Board by writing to:

Lead Director

c/o Corporate Secretary, P12B

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Director Nominations

StanCorp endeavors to maintain a Board representing a diverse spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.

The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.

An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.

Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.

Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	Expertise in financial accounting and corporate finance.

ii)	An understanding of management trends in general.

iii)	Knowledge of the Company’s industry.

iv)	Leadership skills in motivating high-performance talent.

v)	The ability to provide strategic insight and vision.

G.

The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	15

In conjunction with the Board’s annual self-assessment process, the Board considers the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a Director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating & Corporate Governance Committee Chair (“Nominating Committee Chair”).

The Nominating Committee Chair will arrange to discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The Director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating & Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee also will be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee. Consistent with the Nominating & Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating & Corporate Governance Committee also will give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating & Corporate Governance Committee by writing the Company’s Corporate Secretary at P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a Director of the Company.

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and

16	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2013,” the Company’s Bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an annual meeting of shareholders.

Interview and Selection Process.    The Nominating & Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating Committee Chair will lead a discussion with the Nominating & Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating & Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating and Corporate Governance Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating Committee Chair also shall regularly consult with the Company’s CEO in regard to the need for new directors, the qualifications of director candidates and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

Shareholders and other interested parties may view the Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning the Board and governance structure at www.stancorpfinancial.com. Print copies of these documents are available upon request to Investor Relations, PO Box 711, Portland, Oregon 97207.

Report of the Audit Committee

The Audit Committee operates pursuant to a Charter approved by the Company’s Board. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the New York Stock Exchange.

The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2011:

•     The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	17

•     The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•     The Audit Committee has received the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company; and

•     The Audit Committee has, based on its review and discussions with management of the Company’s 2011 audited financial statements and discussions with the independent auditors, recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K.

Audit Committee

Stanley R. Fallis, Chair	Frederick W. Buckman
Duane C. McDougall	George J. Puentes
Mary F. Sammons	E. Kay Stepp

Beneficial Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of the Company’s common stock as of December 31, 2011. In furnishing this information, the Company relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned

Name	Direct	Vested Options	% of Class
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403	2,786,100	N/A	6.3%
RS Investment Management Co. LLC 388 Market Street, San Francisco, CA 9411	2,688,944	N/A	6.1%
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	2,489,881	N/A	5.6%
The Vangard Group, Inc. 100 Vanguard Blvd, Malvern., PA 19355	2,409,617	N/A	5.4%

18	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2011, of the Company’s common stock by each Director and nominee, the CEO and certain Executive Officers, and by Directors, nominees and Executive Officers as a group. The table also includes stock options that vested on or before February 29, 2012.

	Common Stock Beneficially Owned
Name	Direct	Vested Options	% of Class
Virginia L. Anderson	4,804	54,838	*
Frederick W. Buckman	18,428	54,838	*
Stanley R. Fallis	7,240	22,838	*
Duane C. McDougall	4,676	4,338	*
Eric E. Parsons	132,908	564,337	1.6%
George J. Puentes	3,630	2,818	*
Mary F. Sammons	3,248	7,838	*
E. Kay Stepp	6,867	34,838	*
Michael G. Thorne	14,000	54,838	*
Ronald E. Timpe	10,320	30,838	*
J. Greg Ness	51,160	325,624	*
Floyd F. Chadee	12,598	46,320	*
James B. Harbolt	4,657	18,029	*
Scott A. Hibbs	16,552	59,129	*
Daniel J. McMillan	1,140	14,167	*
Executive Officers and Directors as a Group (18 individuals)	298,442	1,382,547	3.7%
*	Represents holdings of less than one percent.

Compensation Discussion and Analysis

Executive Compensation Summary

Our compensation program is designed to meet the following key objectives:

•	Provide a competitive base salary and benefits to attract and retain high quality executives.

•	Provide incentives to reward achievement of short-term and long-term profitability, growth and expense control goals that deliver value to shareholders.

•	Ensure that the interests of our Executive Officers are aligned with those of our shareholders through grants of equity.

•

Motivate our officers to deliver superior performance without encouraging unnecessary or excessive risk taking by aligning incentives with long-term financial objectives where possible and ensuring adequate controls exist over achievement of incentive pay.

•	Align compensation so that goals are tied to actual business results.

•	Provide total compensation that allows us to compete with other organizations nationwide for executive talent.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	19

In making decisions with respect to the executive compensation program or any specific element of compensation, the Organization & Compensation Committee considers the total current compensation that may be awarded to the officer, including salary, benefits and short and long-term incentive compensation.

Consideration of Say-on-Pay Vote Results

The non-binding proposal regarding compensation of the Named Executive Officers submitted to shareholders at our 2011 Annual Meeting was approved by over 98% of the votes cast. The Committee considered this favorable vote of the shareholders as a strong endorsement of our compensation program, and therefore has neither made, nor intends to make, any changes to our compensation program in response to that vote.

Named Executive Officers

The Named Executive Officers who appear in the compensation tables of this Proxy Statement are:

Name	Position Held
J. Greg Ness	Chairman, President and Chief Executive Officer (“CEO”)
Floyd F. Chadee	Senior Vice President and Chief Financial Officer (“CFO”)
James B. Harbolt	Vice President Insurance Services Group
Scott A. Hibbs	Vice President Asset Management Group
Daniel J. McMillan	Vice President Insurance Services Group

Elements of Compensation

The following table outlines the elements that comprise the total compensation awarded to our Named Executive Officers:

Compensation Component	Description	Purpose
Base Salary	Fixed compensation. Reviewed annually and adjusted when and if appropriate	Intended to compensate fairly for performance and the responsibilities of the position
Short Term Incentive Plan (“STIP”)	Variable annual performance based bonus	Intended to reward achievement of annual goals
Long Term Incentives	Variable three-year performance share awards and stock options	Intended to reward achievement of long term goals and stock price appreciation
Defined benefit and defined contribution retirement plans	Qualified and supplemental nonqualified retirement benefits	Intended to provide benefits that support employees in attaining financial security
Change of Control Arrangements	Cash severance benefits, option acceleration and pro-rated performance share target payouts, with no tax gross-ups	Intended to provide continuity of management in the event of a change of control

Operation of the Organization & Compensation Committee

The Organization & Compensation Committee of the Board (the “Committee”) exercises sole authority with respect to performance evaluation, compensation and benefits of the CEO, oversees succession planning for Executive Officers other than the CEO, and approves the compensation of Executive

20	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Officers. The Committee also oversees all of our broad-based compensation and stock programs. The Committee is comprised of Chair, Frederick W. Buckman, Virginia L. Anderson, Stanley R. Fallis, George J. Puentes, and Michael G. Thorne, each of whom is an independent director under applicable NYSE Euronext listing standards.

The Committee operates pursuant to a written charter that is available on our investor website and may be accessed at www.stancorpfinancial.com. Pursuant to its charter, the Committee has full authority to approve the compensation of Executive Officers. The Committee may not delegate this authority. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of other executive officers. The Committee meets in executive session without the CEO to determine his compensation.

In 2011, the Committee reviewed the CEO and Executive Officer compensation program and benefits to ensure they continue to further our compensation objectives and reflect the Committee’s commitment to link company performance with compensation. The 2011 review included a comprehensive report from the independent compensation consultant retained by the Committee which assessed the effectiveness of the compensation program. As part of this analysis, the Committee compared the Company’s compensation program and performance to those of comparable companies, and also reviewed internal equity among the Executive Officers. In addition to this annual review, the Committee regularly meets in executive session, without management present, to discuss items relating to executive and CEO compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the Committee’s compensation objectives and the compensation programs of comparable companies.

The Committee directly retains the services of a consulting firm, Mercer, to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. Mercer reports to the Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties. The Committee’s decisions about the executive compensation program, including the specific amounts paid to Executive Officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2011, the Committee instructed Mercer to perform the following activities:

•

Evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, long-term incentive compensation and benefits for the CEO and Executive Officers relative to the market and competitive practice.

•	Advise the Committee on base salary and equity award levels for the Executive Officers and, as needed, on actual compensation actions.

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation objectives.

•

Brief the Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments relative to executive compensation, including proxy disclosure rules.

•	Evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution.

With the Committee Chair’s approval, Mercer worked with the CEO and selected members of the Human Resources and legal staff during 2011 to obtain the information necessary to carry out its

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	21

assignments from the Committee. With respect to the CEO’s compensation, Mercer worked with the Committee Chair and discussed CEO compensation with the vice president of the Company’s Human Resources & Corporate Services Department.

Use of Market Data

The Company is a complex organization and the Committee necessarily must make each compensation decision in the context of the particular executive, including the characteristics of the business or market in which the individual operates and the individual’s specific roles, responsibilities, qualifications and experience. The Committee reviews competitive market data provided by Mercer as one tool to establish a competitive range of base salary and short and long-term incentive compensation. We use two information sources. The first is a “peer” group of thirteen insurance companies selected by the Committee based on several financial metrics including annual revenues, net income, total assets, market capitalization and annual total shareholder return. In November 2010, when the Committee reviewed data for 2011 compensation decision-making purposes, this group consisted of the following companies:

American Financial Group Inc.	Protective Life Corporation
American National Insurance Company	Symetra Financial Corporation
Arch Capital Group Ltd.	The Phoenix Companies Inc.
Axis Capital Holdings Ltd.	Torchmark Corporation
Delphi Financial Group, Inc.	Transatlantic Holdings Inc.
Everest Re Group Ltd.	Unitrin, Inc.
FBL Financial Group, Inc.

This is the same peer group used in the prior year, except that upon the recommendation of Mercer, Reinsurance Group of America, Incorporated was removed from the peer group as its annual revenue substantially exceeds that of us and all other peer group companies, and it was replaced by two insurance companies more similar in size to us: American National Insurance Company and Symetra Financial Corporation.

The second information source we use is a broader market composite by position prepared by Mercer based on data from three published compensation surveys in which we participate and trended forward using a 2.6% annual growth rate. The following published compensation surveys were used in the analysis for 2011 compensation:

•	LOMA (Life Office Management Association), 2010 Executive Compensation Survey

•	Mercer, 2010 Executive Compensation Survey

•	Towers Watson, 2009/2010 Report on Top Management Compensation

When collecting data from the published compensation surveys, Mercer used data for similar sized companies (approximately $17 billion of average assets) in the non-healthcare insurance and finance and banking industries.

After considering the results of these two information sources for each executive position, the Committee generally sets base salaries, annual bonus targets and total long-term incentive awards near the 50th percentile of the survey data and the peer data where available. This percentile is generally indicative of the Committee’s historical practice and consistent with its compensation objectives.

Current Year’s Performance: Salary and Annual Incentives Component

Base Salaries

Base salaries are established by the Committee based on the executive’s contribution to the Company’s strategic direction, past performance and level of responsibility. The Committee also considers market data prepared by Mercer. As described above, this data includes two information

22	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

sources: peer group data and salary survey data. The Committee uses this information as a guide to set competitive base salaries designed to retain high quality incumbents. Generally, it is the Committee’s intent to target executives’ base salaries near the 50th percentile of the survey data and the peer data where available. Salary levels are in line with our philosophy and historical practice of placing greater emphasis on performance-based compensation as a component of the overall compensation package.

The following table shows the salaries paid to the Named Executive Officers in 2010 and the 2011 salaries approved by the Committee in its annual review of base salaries in December 2010. Under a Company-wide policy change implemented in 2011, the 2011 salary increases in the table were not effective until March 21, 2011.

Name	2010 Salary	2011 Salary	Percentage Increase
J. Greg Ness	$650,000	$775,000	19.2%
Floyd F. Chadee	460,000	510,600	11.0
James B. Harbolt	260,000	335,000	28.8
Scott A. Hibbs	335,000	335,000	—
Daniel J. McMillan	260,000	335,000	28.8

The Committee approved a 19.2% salary increase for Mr. Ness in recognition of the Company’s positive operational results and excellent expense control, despite economic challenges, and for his continued growth in his relatively new role as CEO. After the increase, his salary remained below the median of the survey data and below the 25th percentile of the peer group data for his position. The Committee approved an 11.0% increase in Mr. Chadee’s base salary to bring his salary closer to the peer group median for his position and to acknowledge his performance and responsibilities in new business development. Mr. Hibbs did not receive a salary increase in 2011 because his salary was already at the survey median for his position. The Committee approved 28.8% salary increases for Mr. Harbolt and Mr. McMillan, the co-leaders of our Insurance Services Group, to bring their salaries up from below the 25th percentile to near the median of the survey data for their positions and to reflect their responsibilities over the Company’s largest income producing business segment.

Short Term Incentive Plan

Annual incentives are paid to Named Executive Officers under the Company’s Short Term Incentive Plan (“STIP”). The Committee establishes a target bonus for each Named Executive Officer expressed as a percentage of salary paid during the year. The maximum bonus opportunity under the STIP is 150% of the target bonus. In determining target bonus levels, the Committee considers peer group and market survey data and recommendations received from Mercer, and sets target bonus levels considering the market data and each executive’s potential impact upon shareholder returns. Targets are generally set for each tier of executives reflecting their contributions and responsibilities, with opportunities for higher cash compensation based on superior performance. Minimum, target and maximum award levels are:

	Award Level
Name	Minimum	Target	Maximum
J. Greg Ness	50.0%	100.0%	150.0%
Floyd F. Chadee	37.5	75.0	112.5
James B. Harbolt	32.5	65.0	97.5
Scott A. Hibbs	32.5	65.0	97.5
Daniel J. McMillan	32.5	65.0	97.5

In the Committee’s annual review in December 2010, the target bonus as a percentage of salary remained unchanged for Mr. Ness and Mr. Chadee. The target bonus percentages for Mr. Harbolt, Mr. Hibbs, and Mr. McMillan increased from 60% to 65% to bring their target bonus levels up to the median of the survey data for their respective positions.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	23

The Committee approved individual 2011 STIPs for the Named Executive Officers under which various percentages of their target bonuses were tied to specific performance goals. Certain terms of the 2011 STIP are discussed in greater detail in footnote (1) under the “Grants of Plan-Based Awards in 2011” table below.

•

Mr. Ness had 40% and all other Named Executive Officers had 20% of their target bonus tied to our 2011 earnings per share excluding after-tax costs of operating expense reduction initiatives and after-tax net capital gains and losses. The minimum payout level was set at $4.03 per share, a 14.3% decrease from 2010 performance, the target payout level was set at $4.50 per share, a 4.3% decrease from 2010 performance, and the maximum payout level was set at $4.97 per share, a 5.7% increase over 2010 performance. This goal provided a maximum payout for achievement of EPS at the midpoint of the EPS range included in our publicly stated outlook at the beginning of 2011, which was intended to provide employees a reasonable opportunity to achieve a bonus payout considering the highly uncertain economic conditions we continued to face in 2011 that included declining interest rates and their impact on the discount rate used to value newly incurred claim reserves, unemployment and lack of wage growth and their potential impact on growth and claims experience.

•

Mr. Ness and Mr. Chadee each had 15% of their target bonus tied to revenues before net capital gains and losses, with threshold payout level resulting from a 2.0% decrease in such revenues for 2011 over 2010, target payout level at a 1.0% decrease in such revenues and maximum payout level at revenues equal to 2010 revenues. This goal similarly provided a maximum payout for achievement of revenues consistent with our publicly stated outlook at the beginning of 2011 for flat premium growth in 2011 due to the continued challenging economic environment.

•

Mr. Ness and Mr. Chadee each had 15% of their target bonus tied to controlling the planned increase in operating expenses (excluding costs of operating expense reduction initiatives) largely due to project costs for information technology service changes, with threshold payout level resulting from an 8.5% increase in such expenses for 2011 over 2010, target payout level at a 6.3% increase in such expenses and maximum payout level at a 4.0% increase in such expenses.

•

Mr. Hibbs had 45% of his target bonus tied to the financial performance of the Asset Management business he leads, with goals based on segment revenues, segment income before income taxes and segment operating expenses before corporate overhead allocations, with maximum payout levels reflecting our expectations for this segment in 2011 of lower revenues and income, and flat operating expenses as compared to 2010.

•

Mr. Harbolt and Mr. McMillan each had 45% of their respective target bonus tied to the financial performance of the Insurance Services business they jointly lead, with goals based on segment premiums, segment income before income taxes and segment operating expenses before corporate overhead allocations, with maximum payout levels reflecting our expectations for this segment consistent with our publicly stated outlook for 2011 of flat premiums, modestly improved income and flat operating expenses.

•

In addition, Mr. Ness and Mr. Chadee each had 10% of their target bonus tied to goals for maintaining the strength of our balance sheet, which the Committee views as very important for long-term growth and financial flexibility, with the maximum payout being paid for achieving the same risk based capital and double leverage ratios as of December 31, 2011 that we achieved at December 31, 2010.

All Named Executive Officers, with the exception of Mr. Ness, also had portions of their target bonuses tied to completion of projects included in their individual or divisional plans for the year. Finally, 20% of the target bonus for each Named Executive Officer is at the discretion of the Committee, allowing the Committee to consider and reward other aspects of the individual performance of each Named Executive Officer for the year. Eligible payouts under the discretionary portion of the 2011 STIP range from 10% to 30%.

24	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

The Company’s 2011 earnings per share excluding after-tax costs of operating expense reduction initiatives and after-tax net capital gains and losses was $3.19, which was less than the minimum payout level of $4.03 for that performance goal. Although certain other performance goals were achieved at above the minimum, target or maximum levels, based on the EPS results, as recommended by the Chief Executive Officer, the Committee exercised its discretion to reduce all 2011 STIP payouts to zero. Accordingly, none of the Named Executive Officers received a STIP bonus payout for 2011.

Long-Term Incentive Component

The long-term incentive component of our executive compensation program consists of performance share awards and stock options. These incentives are designed to align the interests of our officers with those of our shareholders, to reinforce management’s long-term focus on corporate performance, and to provide an incentive for key executives to remain with the Company for the long term. Because all of our long-term incentives are stock-based, these incentives carry a significant exposure for the executives to downside equity performance risk.

In setting the target long-term incentive value (“Target LTI Value”) for awards granted in early 2011, the Committee considered peer group and market survey data provided by Mercer. The Committee also considered internal equity and retention objectives and applied judgment in weighing the relative contributions and responsibilities of the executives. The Committee generally seeks to set Target LTI Values near the 50th percentile of the market information, but also considers the executives’ experience, tenure in their position and the economic environment. The following table shows the Target LTI Values approved by the Committee for each Named Executive Officer in 2010 and 2011:

Name	2010 Target LTI Value	2011 Target LTI Value	Percentage Increase
J. Greg Ness	$1,200,000	$1,800,000	50.0%
Floyd F. Chadee	550,000	650,000	18.2
James B. Harbolt	260,000	350,000	34.6
Scott A. Hibbs	350,000	350,000	—
Daniel J. McMillan	260,000	350,000	34.6

The Target LTI Value for Mr. Ness for 2011 increased by $600,000 to $1,800,000 to position his award at the median of the survey data for his position, although still below the median of the peer group data. The Target LTI Value for Mr. Chadee increased by $100,000 to $650,000 to position his award at the median of the peer group data for his position. Consistent with the Committee’s decision to increase the base salaries of Mr. Harbolt and Mr. McMillan, the Target LTI Values of Mr. Harbolt and Mr. McMillan were increased, positioning their awards near the median of the survey data for their positions. Mr. Hibbs’ Target LTI value was not adjusted as it was already near the median of the survey data for his position.

For awards made in 2011, the Committee decided to continue the allocation approach initiated in 2009 whereby 25% of the Target LTI Value is allocated to each of stock options and performance shares, and executives are allowed to make an advance election regarding the allocation of the remaining 50% of the Target LTI Value. For all Named Executive Officers, the portion of the Target LTI Value allocated to performance shares was then converted into a target number of shares using a stock price of $42.75, which was the average closing price of our common stock for the last three months of 2010, and the portion of the Target LTI Value allocated to stock options was then converted into a number of option shares based on an option value of $16.185 which was the Black Scholes value at the end of 2010 of an option granted with an exercise price of $42.75. This approach to allocating Target LTI Values reflects the Committee’s recognition that each executive is the best judge of which long-term incentive provides the greater motivation to him. We believe that this increases the perceived value of the awards to the

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	25

executives and further aligns the interests of executives with those of shareholders. The following table shows the Target LTI Value awarded to each Named Executive Officer in 2011, the allocation of such value between stock options and performance shares based on each Named Executive Officer’s election, and the resulting number of stock options and performance shares awarded:

2011 Annual Long-Term Incentive Awards

		Stock Options		Performance Shares
Name	Target LTI Value	Percent	Quantity	Percent	Target	Maximum
J. Greg Ness	$1,800,000	40.0%	44,485	60.0%	25,263	50,526
Floyd F. Chadee	650,000	75.0	30,120	25.0	3,801	7,602
James B. Harbolt	350,000	25.0	5,406	75.0	6,141	12,282
Scott A. Hibbs	350,000	50.0	10,812	50.0	4,094	8,188
Daniel J. McMillan	350,000	25.0	5,406	75.0	6,141	12,282

Performance Shares

Performance shares, which are issuable only if performance criteria specified in the award agreement are met, are an integral part of our long-term incentive program. Performance shares focus the recipients on designated long-term performance goals and vest only to the extent those goals are met. The Committee makes annual performance share awards with payouts based on our financial performance over the three-year performance cycle commencing with the year the award is made as shown on the following table:

Award Year	Performance Period	Scheduled Payout
2009	2009-2011	2012
2010	2010-2012	2013
2011	2011-2013	2014

In 2011 the Committee made a performance share grant to each Named Executive Officer with vesting based on achievement of performance goals over the period of 2011 to 2013.

For the performance share awards made in 2011, the Committee used two of the three performance components used for the 2010 awards, omitting the average annual return on equity component used in the prior year awards due to the difficulty of reasonably forecasting a three-year goal for that criteria in the prevailing uncertain economic environment. The performance criteria for the 2011 awards consist of the following components:

•

Comparative Premium Growth, which is measured as the excess of (a) our percentage increase in premiums for group life, AD&D and disability product lines from 2010 to 2013 over (b) the aggregate percentage increase in premiums reported by a peer group of our competitors for the same period in similar product lines (weighted at 50%). This component is based on our ongoing goal of increasing premiums every year at least 1% to 2% more than the industry growth rate. Accordingly, a payout at target under this component will result from premium growth over the three-year performance period that exceeds the peer group’s premium growth by 3 percentage points, and a maximum payout will result from premium growth that exceeds the peer group’s premium growth by at least 6 percentage points.

•

Comparative Total Shareholder Return, measured as the excess of total return on our common stock for the performance period over the total return of the S&P 500 for the performance period (weighted at 50%). This component is intended to reward executives for producing above-market returns for shareholders. Payout at target under this component will result from total shareholder return that exceeds the S&P 500 by 2 percentage points, and a maximum payout will result from total shareholder return that exceeds the S&P 500 by at least 6 percentage points.

26	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Each performance share award in 2011 specified a target number of shares and provided for maximum payouts of 200% of the target number of shares. This represented a change in approach from performance share awards in prior years which specified the maximum number of shares and provided for payout of 70% of the maximum number of shares for achievement of target performance levels. The Committee made this change after its analysis of pay versus performance over the past several years highlighted that our performance share awards have paid out below the median even when financial performance has been above that of our peer group. The effect of this change is that maximum payout levels were increased from about 143% of target to 200% of target to better align the design of our performance share awards with our peer group.

Executive Officers received performance share grants in 2009 to be paid out based on performance in 2011 based on the following goals:

•	Growth in earnings per share excluding after-tax net capital gains and losses (weighted at 50%)

•	Growth in revenues excluding capital gains and losses (weighted at 25%), and

•	Growth rate of revenues over three-year period exceeding growth rate of operating expenses over same period (weighted at 25%).

Based upon our performance in 2011, payouts of these awards were 11.01% of the maximum number of shares. Earnings per share excluding after-tax net capital gains and losses was $3.19 for 2011, representing a decrease from 2008 results, and resulting in a payout percentage of 0.0% of maximum for that goal. Revenues excluding capital gains and losses of $2.88 billion represented a 1.0% compounded annual increase over 2008 revenues, resulting in a payout percentage of 13.6% of maximum for that goal. The 1.0% compounded annual increase in revenues excluding capital gains and losses exceeded the 0.1% compounded annual increase in operating expenses by 0.9 percentage points, resulting in a payout percentage of 30.45% of maximum for that goal.

Stock Options

Options promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before retirement or vesting occurs. Stock options are granted with terms of 10 years. The Committee views stock options as a tool to help align executive performance with long-term shareholder goals. Stock options also provide significant upside reward to executives for strong stock performance, but little or no reward for poor stock performance.

Benefits Component

Retirement Plans

Defined Benefit Plans. The Standard Retirement Plan for Home Office Personnel is our qualified pension plan generally available to employees hired on or before January 1, 2003, including all of the Named Executive Officers other than Mr. Chadee. The pension plan was closed to new participants in January 2003. Employees hired since then receive annual supplemental contributions to our defined contribution plans in lieu of participation in the pension plan. Benefits under the pension plan are based on years of service and final average earnings, as is typical for defined benefit plans. However, the Internal Revenue Code limits the amount of annual earnings that can be included in calculating final average earnings under a qualified pension plan, which limits the retirement benefits of senior executives relative to their earnings during employment. To provide a level of income replacement in retirement consistent with that provided to other employees, and to provide a benefit package believed to be competitive with that provided to executives in comparable positions at comparable insurance companies, we provide the Named Executive Officers other than Mr. Chadee with nonqualified supplemental pension benefits under our Supplemental Retirement Plan for the Senior Management Group. This plan provides benefits that cover the difference between benefits payable under the pension plan and the benefits that would be payable under the pension plan without the limit on

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	27

covered compensation required by the Internal Revenue Code. For details regarding the determination and payment of benefits under the pension plan and the supplemental plan, and the present value of accumulated benefits for each Named Executive Officer, see “Pension Benefits at December 31, 2011.”

Defined Contribution Plans. The Standard 401(k) Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their salary and bonus compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 3% of their total salary and bonus plus 50% of elective deferrals on the next 2% of their total salary and bonus. For employees hired after January 1, 2003, including Mr. Chadee, who are not eligible for our pension plan, we make annual supplemental contributions under the 401(k) Plan equal to 2% to 6% (depending on years of service) of total salary and bonus. The Internal Revenue Code limits the amount of compensation that can be deferred, matched and supplemented under the 401(k) Plan. We also provide our Executive Officers with the opportunity to defer salary and bonus under our nonqualified Deferred Compensation Plan for Senior Officers, which is also an element of a competitive benefit package relative to executives in comparable positions at comparable insurance companies. We make matching contributions under this plan equal to 100% of elective deferrals up to 4% of excess salary and bonus, which is similar to the matching formula under the 401(k) Plan. We also make supplemental contributions under this plan equal to the amounts that would have been contributed under the 401(k) plan formula if not for the tax law limits. Matching and supplemental contributions in 2011 for the Named Executive Officers under both plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Change of Control arrangements

We have provided change of control severance protection to our Executive Officers since we became a publicly-traded company in 1999. The purpose of our change of control compensation program is to retain senior leadership and maintain management’s objectivity should the Company become engaged in a change of control situation. The specific terms of our Change of Control agreements and the potential benefits payable on a change of control are discussed under “Potential Payments Upon Termination or Change of Control” below. As discussed in our proxy statement last year, the Committee approved restated Change of Control agreements with Executive Officers in December 2010.

Stock Ownership Guidelines

The Committee has adopted a compensation philosophy that supports significant stock ownership on the part of directors and executives, which it believes promotes long-term growth in both the Company and in shareholder returns. Accordingly, the Committee also has adopted the following stock ownership requirements for Executive Officers:

•	CEO—four times annual salary

•	All other Executive Officers—two times annual salary

For purposes of our guidelines, “ownership” excludes stock options that are not yet vested, stock options that are vested but not yet exercised, and restricted shares that have not yet vested. The guidelines provide that the value of our stock used to measure compliance is a 24-month rolling average of the closing market price. In adopting these guidelines, the Committee acknowledged that executives would require several years to achieve the required ownership levels. The Committee annually reviews the progress of the Named Executive Officers in achieving these stock ownership objectives. As of December 31, 2011, Mr. Hibbs met his stock ownership goal. All of the Named Executive Officers are relatively new in their current positions, are making progress toward their ownership level and are expected to accumulate shares under our stock compensation programs over the next several years to achieve their respective ownership level.

28	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Director Stock Ownership Guidelines are discussed under “Director Compensation” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated Executive Officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Stock options and performance share awards under our 2002 Stock Incentive Plan are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. In addition, our Short Term Incentive Plan is designed to qualify a portion of the annual bonus paid to each officer as “performance-based compensation” exempt from the $1 million cap. The 2011 STIP performance goals based on earnings per share, consolidated and segment revenues, consolidated and segment operating expenses, segment income before income taxes, and balance sheet ratios all were intended to be the type of pre-established, objective performance goals that enable exclusion of the resulting compensation from the $1 million cap. These 162(m) qualified performance goals covered the following percentages of officers’ annual bonus targets for 2011: 80% for Mr. Ness, 60% for Mr. Chadee, 65% for Mr. Harbolt, 65% for Mr. Hibbs, and 65% for Mr. McMillan. As a result of the Committee’s various actions to qualify compensation as “performance-based,” none of the compensation paid to the Named Executive Officers in or for performance in 2011 was considered nondeductible under Section 162(m).

Report of the Organization & Compensation Committee

The Organization & Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and these discussions, the Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Organization & Compensation Committee

Frederick W. Buckman, Chair	Virginia L. Anderson
Stanley R. Fallis	George J. Puentes
Michael G. Thorne

Director Compensation

The following table describes compensation for non-employee Directors for 2011:

Annual Board Retainer	$65,000
Annual Lead Director Retainer	25,000
Annual non-employee Chairman of the Board Retainer	25,000
Annual Audit Committee Chair Retainer	15,000
Annual Organization & Compensation Committee Chair Retainer	10,000
Annual Nominating & Corporate Governance Committee Chair Retainer	7,500
Annual Stock Grant	50,000
Annual Stock Option Grant	50,000

The annual stock option grant is made to each non-employee Director on the date of each annual meeting, and is for a number of shares having a Black-Scholes value equal to $50,000 on the grant date. The annual stock grant is received by each non-employee Director at the end of each year of

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	29

service between annual meetings, and is for a number of shares having a value equal to $50,000 on the first day of the service period. Effective May 2012, the annual stock option grant will be eliminated and the annual stock grant will be for a number of shares having a value equal to $100,000 on the first day of the service period.

The Company’s Stock Ownership Guidelines provide that, within five years of joining the Board, Directors are required to own and hold shares of the common stock of the Company equal to at least three times the annual board retainer.

The Company reimburses Directors for all travel and other expenses incurred in connection with their duties. The Company’s Directors receive only one retainer for serving on the boards of StanCorp and Standard Insurance Company.

Non-employee Directors are eligible to participate in the Company’s Deferred Compensation Plan for Directors. Under this plan, each Director may elect in advance to defer all of his or her annual cash retainer. Deferred amounts are credited to participants’ accounts under the plan and are credited periodically with the rate of return on the Standard Insurance Company Stable Asset Fund. The Standard Insurance Company Stable Asset Fund is one of the Company’s investment products for 401(k) plans and had a return of 4.7% in 2011. Participants make elections regarding distribution of their accounts at the time they elect to defer compensation. Distributions commence in the month following the later of the date a participant ceases to be a Director or the participant’s 65th birthday, and may be made in a lump sum or in annual installments over a period of two to ten years.

Director Compensation in 2011

The following table provides information regarding compensation of non-employee Directors for 2011:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Virginia L. Anderson	65,000	50,009	50,008	2,500	167,517
Frederick W. Buckman	71,667	50,009	50,008	2,500	174,184
Stanley R. Fallis	80,000	50,009	50,008	—	180,017
Peter O. Kohler, M.D.	35,833	—	—	20,000	55,833
Duane C. McDougall	65,000	50,009	50,008	5,000	170,017
Eric E. Parsons	90,000	50,009	50,008	—	190,017
George J. Puentes	65,000	50,009	50,008	10,000	175,017
Mary F. Sammons	65,000	50,009	50,008	—	165,017
E. Kay Stepp	81,667	50,009	50,008	—	181,684
Michael G. Thorne	80,833	50,009	50,008	9,400	190,250
Ronald E. Timpe	65,000	50,009	50,008	—	165,017

(1)	Represents the aggregate amount of annual Board and committee retainer fees earned or paid to non-employee Directors.

(2)

Represents the fair value as of May 16, 2011 of the Company’s common stock to be issued in May 2012 as compensation for services performed from May 2011 to May 2012. The fair value of these stock awards is equal to approximately $50,000 or 1,163 shares based on the closing market price of the Company’s common stock on the first day of the service period.

(3)

Represents the fair value of option awards granted during 2011 and valued using a Black-Scholes option valuation model, disregarding forfeitures. These option awards vest ratably over a one-year vesting period. On May 16, 2011, each non-employee Director was granted an option for 3,063 shares with a Black-Scholes option valuation price of $16.3264 per share. The assumptions made in determining the grant date fair values of options are disclosed in Note

30	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. As of December 31, 2011, non-employee Directors held outstanding options for the following numbers of shares of the Company’s common stock:

Virginia L. Anderson	57,901	Eric E. Parsons	567,400	Michael G. Thorne	57,901
Frederick W. Buckman	57,901	George J. Puentes	5,881	Ronald E. Timpe	33,901
Stanley R. Fallis	25,901	Mary F. Sammons	10,901
Duane C. McDougall	7,401	E. Kay Stepp	37,901

(4)

Represents the aggregate amount of charitable donations made by the Company on behalf of non-employee Directors to qualified non-profit organizations and educational institutions. Directors of the Company are eligible to participate in the Company’s employee giving campaign. Under this program, the Company matches eligible gifts up to $10,000. Separately, the Company makes a charitable donation of $10,000 on behalf of retiring Directors to the qualified non-profit organization or educational institution of the Director’s choice. During 2011, the Company made a $10,000 charitable donation on behalf of Dr. Kohler as a result of his retirement from the Board.

Executive Compensation

Summary Compensation Table

The following table shows compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers who were serving as Executive Officers on December 31, 2011 (“Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (1) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
J. Greg Ness	2011	746,154	—	1,158,309	786,130	—	1,298,461	65,971	4,055,025
Chairman, President and	2010	650,000	162,500	669,076	576,380	335,400	1,108,123	81,913	3,585,402
Chief Executive Officer	2009	612,500	291,915	210,541	941,703	315,315	1,266,498	84,532	3,723,004
Floyd F. Chadee	2011	498,923	—	174,276	532,275	—	—	75,589	1,281,063
Senior Vice President and	2010	460,000	284,575	139,389	440,298	178,020	—	78,146	1,580,428
Chief Financial Officer	2009	460,000	286,300	301,558	168,131	220,455	—	49,962	1,486,406

James B. Harbolt	2011	317,692	—	281,565	95,534	—	205,353	47,956	948,100
Vice President Insurance	2010	260,000	61,308	197,691	69,380	48,516	113,209	50,617	800,721
Services Group
Scott A. Hibbs	2011	335,000	—	187,710	191,068	—	142,516	44,006	900,300
Vice President	2010	335,000	81,003	124,173	242,837	135,675	96,616	36,366	1,051,670
Asset Management Group	2009	310,000	89,094	89,564	278,176	137,454	70,146	34,790	1,009,224

Daniel J. McMillan	2011	317,692	—	281,565	95,534	—	292,776	43,456	1,031,023
Vice President Insurance	2010	260,000	61,308	197,691	69,380	48,516	168,960	46,622	852,477
Services Group
(1)

In 2011, the Company achieved certain performance goals under the STIP. However, EPS results were below the threshold payout level and based on those results, the Chief Executive Officer recommended and the Committee exercised its discretion to approve the reduction of all 2011 STIP payouts to zero. In 2009 and 2010 total bonus earned by each Named Executive Officer under the Company’s STIP is equal to the sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column.

(2)

Represents the amount of the grant date estimate of compensation expense to be recognized over the service period with respect to performance share awards granted in 2011, excluding the effect of forfeitures. The grant date estimate of compensation expense for performance share awards in 2011 is equal to the target number of performance shares multiplied by the closing market price of the Company’s common stock on the grant date. For 2011, the maximum values for the performance share awards assuming the highest level of performance conditions are probable would be $2,316,617, $348,552, $563,130, $375,420 and $563,130 for Mr. Ness, Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	31

(3)

Represents the grant date fair value of options granted in 2011, disregarding estimated forfeitures, estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	All amounts represent changes in the actuarial present value of accumulated benefits under the Company’s qualified pension plan and supplemental retirement plan.
(5)

Includes Company matching contributions to the accounts of the Named Executive Officers under the Company’s 401(k) plan and the Company’s nonqualified deferred compensation plan of $35,800, $32,372, $14,793, $16,500, and $14,793 for Mr. Ness, Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan, respectively. For Mr. Chadee, includes $16,186 of supplemental contributions under the Company’s 401(k) plan and the Company’s nonqualified deferred compensation plan. Also included in this column are amounts for tax and financial planning, club dues, parking and vacation payouts received by the Named Executive Officers. The amounts in this column also include payments to cover income taxes on the tax and financial planning benefits.

Grants of Plan-Based Awards in 2011

The following table contains information concerning the 2011 bonus opportunities for the Named Executive Officers under the Company’s STIP and the long-term performance share awards and stock options granted to the Named Executive Officers in 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Greg Ness		298,462	596,923	895,385
	2/14/2011				25	25,263	50,526			1,158,309
	2/14/2011							44,485	45.85	786,130
Floyd F. Chadee		112,258	224,515	336,773
	2/14/2011				4	3,801	7,602			174,276
	2/14/2011							30,120	45.85	532,275
James B. Harbolt		67,113	134,225	201,338
	2/14/2011				6	6,141	12,282			281,565
	2/14/2011							5,406	45.85	95,534
Scott A. Hibbs		70,769	141,538	212,307
	2/14/2011				4	4,094	8,188			187,710
	2/14/2011							10,812	45.85	191,068
Daniel J. McMillan		67,113	134,225	201,338
	2/14/2011				6	6,141	12,282			281,565
	2/14/2011							5,406	45.85	95,534

(1)

The amounts reported in these columns represent a portion of the potential bonuses payable for performance in 2011 under the Company’s STIP. Under this plan, varying percentages of the participants’ target bonuses are based on the Company’s performance against financial objectives, varying percentages are based on completion of individual projects, and the remaining 20% of each participant’s target bonus is in the discretion of the Organization & Compensation Committee (the “Committee”). Only the portion of the target bonus based on performance against financial objectives is considered an incentive plan award reportable in this table. The Committee approved total target bonus levels under the 2011 STIP of 100% of base salary for Mr. Ness, 75% of base salary for Mr. Chadee, and 65% of base salary for Mr. Harbolt, Mr. Hibbs, and Mr. McMillan. The target amounts in the table represent 80% of the total target bonus for Mr. Ness, 65% of the total target bonus for Mr. Harbolt, Mr. Hibbs and Mr. McMillan, 60% of the total target bonus for Mr. Chadee.

Forty percent of Mr. Ness’s total target bonus and 20% of the total target bonus for each other Named Executive Officer was based on 2011 earnings per share, excluding after-tax costs of operating expense reduction initiatives and after-tax net capital gains and losses, with the target payout level of $4.50 per share, 50% threshold payout level of $4.03 per share and 150% maximum payout level of $4.97 per share. Fifteen percent of the total target bonus for Mr. Ness and Mr. Chadee was based on 2011 consolidated revenues, excluding net capital gains and losses, with the target payout level of $2,789.5 million, 50% threshold payout level of $2,761.6 million and 150% maximum payout level of $2,817.4 million. Fifteen percent of the total target bonus for Mr. Ness and Mr. Chadee was based on controlling 2011 consolidated operating expenses, with the target payout level of $474.1 million, 50% threshold payout level of $484.1 million and 150% maximum payout level of $464.1 million.

Fifteen percent of the total target bonus for Mr. Harbolt and Mr. McMillan was based on 2011 income before income taxes of the Insurance Services Segment, with the target payout level of $298.9 million, 50% threshold payout level of $265.6

32	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

million and 150% maximum payout level of $332.2 million. Fifteen percent of the total target bonus for Mr. Harbolt and Mr. McMillan was based on 2011 premiums of the Insurance Services Segment, with the target payout level of $2,063.8 million, 50% threshold payout level of $2,012.2 million and 150% maximum payout level of $2,115.4 million. Fifteen percent of the total target bonus for Mr. Harbolt and Mr. McMillan was based on a non-published measure of direct operating expenses defined as 2011 operating expenses of the Insurance Services Segment before corporate overhead allocations, with the target payout level based on a 2.8% increase over 2010 results, 50% threshold payout level based on a 4.8% increase and 150% maximum payout level based on a 0.7% increase.

Fifteen percent of the total target bonus for Mr. Hibbs was based on 2011 income before income taxes of the Asset Management Segment, with the target payout level of $50.6 million, 50% threshold payout level of $49.1 million and 150% maximum payout level of $52.1 million. Fifteen percent of the total target bonus for Mr. Hibbs was based on 2011 revenues of the Asset Management Segment, with the target payout level of $390.3 million, 50% threshold payout level of $378.6 million and 150% maximum payout level of $402.0 million. Fifteen percent of the total target bonus for Mr. Hibbs was based on a non-published measure of direct operating expenses defined as 2011 operating expenses before corporate overhead allocations of the Asset Management Segment, with the target payout level based on a 0.6% increase over 2010 results, 50% threshold payout level based on a 2.5% increase and 150% maximum payout level based on a 1.5% decrease.

Another 10% of the target bonus for Mr. Ness and Mr. Chadee was based on balance sheet management, which the Committee views as very important for long-term growth and financial flexibility, with the 50% threshold payout level based on achieving a risked based capital ratio at December 31, 2011 of at least 290% and a double leverage ratio as calculated by Standard & Poor’s for StanCorp Financial Group, Inc. at December 31, 2011 of no more than 130%, target payout level based on achieving a risk based capital ratio of at least 300% and a double leverage ratio of no more than 125%, and the 150% maximum payout level based on achieving a risked based capital ratio of at least 310% and a double leverage ratio of no more than 125%.

(2)

All amounts reported in these columns represent performance share awards under the Company’s 2002 Stock Incentive Plan payable based on the Company’s performance over the period from 2011 to 2013. Each participant’s performance share award was granted in the form of an agreement to issue Company common stock to the participant in the future if continued employment and financial performance criteria are met.

On December 31, 2013, participants who are employed by us on that date will be entitled to receive performance shares as determined according to the Company’s financial performance for the three-year performance period. Participants whose employment terminated prior to December 31, 2012 as a result of retirement, death or disability will be entitled to a pro-rata portion of the performance shares that are determined according to the Company’s financial performance. The Committee established financial performance criteria for 2011 to 2013 based on the Company’s comparative premium growth, which is measured as the excess of (a) the Company’s percentage increase in premiums for group life, AD&D and disability product lines from 2010 to 2013 over (b) the aggregate percentage increase in premiums reported by a peer group of the Company’s competitors for the same period in similar product lines (weighted at 50%), and the Company’s comparative total stock return, which is measured as the excess of the total return on the Company’s common stock for the performance period over the total return of the S&P 500 for the performance period (weighted at 50%). For comparative premium growth, vesting at the target payout level will result from premium growth over the three-year performance period that exceeds the peer group’s premium growth by 3 percentage points, vesting at the threshold payout level will result from a premium growth that exceeds the peer group’s premium growth and vesting at the maximum payout level will result from premium growth that exceeds the peer group’s premium growth by at least 6 percentage points. For comparative total stock return, vesting at the target payout level will result from total shareholder return that exceeds the S&P 500 by 2 percentage points, vesting at the threshold payout level will result from total shareholder return that exceeds the S&P 500 and vesting at the maximum payout level will result from total shareholder return that exceeds the S&P 500 by at least 6 percentage points.

(3)

All amounts reported in this column represent options granted under the Company’s 2002 Stock Incentive Plan. Options generally become exercisable in four equal installments on the first four anniversaries of the grant date. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change of Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(4)

For performance-based awards, represents the fair value of the target number of performance shares issuable, based on the closing market price of the Company’s common stock on the grant date. For option awards granted on February 14, 2011, represents the grant date fair value of options granted based on a value of $17.6718 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under applicable financial accounting rules. The assumptions made in determining these values are disclosed in Note 3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	33

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Options Expiration Date	Equity Incentive Plan Awards: Number of Unsecured Shares (#)		Equity Incentive Plan Awards: Market Value of Unsecured Shares ($)
J. Greg Ness	25,000	—		26.31	2/11/2012	16,973	(8)	623,758
	25,000	—		24.41	2/10/2013	25,263	(9)	928,415
	25,000	—		32.53	2/9/2014
	5,000	—		30.94	5/3/2014
	25,000	—		41.25	1/3/2015
	30,000	—		49.95	1/3/2016
	50,000	—		45.49	1/3/2017
	31,181	10,394	(1)	49.75	1/2/2018
	15,000	5,000	(2)	50.08	9/22/2018
	48,761	16,254	(3)	41.36	1/2/2019
	6,085	6,084	(4)	29.16	5/4/2019
	18,082	18,081	(5)	41.47	1/4/2020
	11,121	33,364	(6)	45.85	2/14/2021

Subtotal	315,230	89,177

Floyd F. Chadee	15,000	5,000	(7)	49.63	4/7/2018	3,536	(8)	129,948
	9,977	3,326	(3)	41.36	1/2/2019	3,801	(9)	139,687
	13,813	13,812	(5)	41.47	1/4/2020
	7,530	22,590	(6)	45.85	2/14/2021

Subtotal	46,320	44,728
James B. Harbolt	2,800	—		44.08	2/14/2015	5,015	(8)	184,301
	2,500	—		49.95	1/3/2016	6,141	(9)	225,682
	2,500	—		45.49	1/3/2017
	2,212	738	(1)	49.75	1/2/2018
	3,750	1,250	(3)	41.36	1/2/2019
	2,177	2,176	(5)	41.47	1/4/2020
	1,352	4,054	(6)	45.85	2/14/2021

Subtotal	17,291	8,218
Scott A. Hibbs	2,500	—		32.53	2/9/2014	3,150	(8)	115,763
	20,000	—		32.33	7/12/2014	4,094	(9)	150,455
	2,500	—		44.08	2/14/2015
	2,500	—		49.95	1/3/2016
	2,600	—		45.49	1/3/2017
	1,650	550	(1)	49.75	1/2/2018
	16,508	5,502	(3)	41.36	1/2/2019
	7,618	7,618	(5)	41.47	1/4/2020
	2,703	8,109	(6)	45.85	2/14/2021

Subtotal	58,579	21,779
Daniel J. McMillan	250	—		44.08	2/14/2015	5,015	(8)	184,301
	2,250	—		49.95	1/3/2016	6,141	(9)	225,682
	1,938	—		45.49	1/3/2017
	1,837	613	(1)	49.75	1/2/2018
	3,750	1,250	(3)	41.36	1/2/2019
	2,177	2,176	(5)	41.47	1/4/2020
	1,352	4,054	(6)	45.85	2/14/2021

Subtotal	13,554	8,093

(1)	Vest 100% on January 2, 2012.
(2)	Vest 100% on September 22, 2012.
(3)	Vest 100% on December 31, 2012.
(4)	Vest 50% on May 4, 2012 and 50% on May 4, 2013.
(5)	Vest 50% on December 31, 2012 and 50% on December 31, 2013.
(6)	Vest one-third on December 31, 2012, one-third on December 31, 2013 and one-third on December 31, 2014.
(7)	Vest 100% on April 7, 2012.
(8)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2010 to be earned based on performance from 2010 to 2012 with vesting of earned shares to occur on December 31, 2012.

34	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

(9)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2011 to be earned based on performance from 2011 to 2013 with vesting of earned shares to occur on December 31, 2013.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($)
J. Greg Ness	—	—	1,253	46,048
Floyd F. Chadee	—	—	1,795	65,966
James B. Harbolt	—	—	—	—
Scott A. Hibbs	—	—	533	19,588
Daniel J. McMillan	—	—	—	—

(1)	Represents the number of performance shares that vested on December 31, 2011 under the executive’s long-term performance-based awards for performance in 2011.

Pension Benefits at December 31, 2011

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)
J. Greg Ness	54	Pension Plan	32	1,761,240
		SRP	32	5,661,151
Floyd F. Chadee	54	Pension Plan	N/A	—
		SRP	N/A	—
James B. Harbolt	49	Pension Plan	17	503,305
		SRP	17	148,764
Scott A. Hibbs	50	Pension Plan	11	244,839
		SRP	11	192,557
Daniel J. McMillan	45	Pension Plan	22	727,789
		SRP	22	198,096

(1)

Represents the actuarial present value as of December 31, 2011 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 56 for Mr. Ness, age 61 for Mr. Harbolt, age 64 for Mr. Hibbs and age 57 for Mr. McMillan). The actuarial present value was calculated using a discount rate of 4.50%, the RP-2000 mortality table projected to 2010 with Scale AA and a simple annual cost-of-living adjustment of 1.75%, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet at December 31, 2011.

The Standard Retirement Plan for Home Office Personnel (the “Pension Plan”) is the Company’s qualified pension plan. The Company’s Supplemental Retirement Plan for the Senior Management Group (the “SRP”) is a nonqualified pension program intended to augment the participating executives’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code.

Pension Plan

In general, all of the Company’s employees who were employed on or before January 1, 2003 and who were at least 20 years old on that date are eligible for participation in the Pension Plan. Mr. Chadee was hired after 2003 and is therefore not eligible under the Pension Plan. A participant’s benefits become 100% vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average compensation for any 60 consecutive months in the last 120 months of employment, with compensation for this purpose generally consisting of salary and bonus excluding any amounts deferred under the Company’s nonqualified deferred compensation plan. However, the Internal Revenue Code limits the amount of compensation considered for purposes of calculating benefits under the Pension Plan. For 2011, compensation was limited to $245,000.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	35

A normal retirement benefit is payable upon retirement at age 65 and is equal to the sum of (a) the participant’s years of service (up to 35) multiplied by 1.15% of the participant’s final average earnings, plus (b) the participant’s years of service (up to 35) accrued as of December 31, 2002 multiplied by 0.45% of the excess of the participant’s final average earnings over $833.33, plus (c) the participant’s years of service accrued after December 31, 2002 (not to exceed 35 minus the years of service accrued as of December 31, 2002) multiplied by 0.45% of the excess of the participant’s final average earnings over one-twelfth of an amount referred to as the Social Security covered compensation, which generally consists of the average Social Security maximum taxable wage base over the 35 years preceding the participant’s Social Security normal retirement age. Generally upon the later of retirement or age 62, the portion of the normal retirement benefit that was accrued prior to May 30, 2003 will be subject to annual cost-of-living adjustments based on changes in the Consumer Price Index for all U.S. Urban Consumers, not to exceed a total of 3% multiplied by the number of years elapsed since the later of retirement or age 62.

Unreduced early retirement benefits are available to any eligible employee when the sum of his or her age plus years of service equals at least 90. A reduced early retirement benefit is available to any employee who is not eligible for unreduced benefits and who is either (a) over age 60 with at least 10 years of service, or (b) over age 55 and the sum of his or her age plus years of service is over 80. As of December 31, 2010, no Named Executive Officers were eligible for a reduced early retirement benefit under the Pension Plan.

The basic benefit form for retirement benefits is a monthly annuity for life. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Retirement Plan (the SRP)

All Named Executive Officers (excluding Mr. Chadee) are eligible to participate in the SRP. Benefits under the SRP are equal to (a) the benefits that would be calculated under the Pension Plan if benefits were not limited by the Internal Revenue Code and compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under the Company’s nonqualified deferred compensation plan, minus (b) the actual benefits calculated under the Pension Plan. SRP benefits are otherwise determined under the same terms as benefits under the Pension Plan, except that prior to December 31, 2008, current participants were required to make an election regarding the timing for commencement of SRP benefit payments following termination of employment, and now have limited rights to change those elections.

Disability Benefits under Pension Plan and SRP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive compensation at the rate in effect at the time of termination. If the Named Executive Officers had terminated employment on December 31, 2011 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced, the Present Value of Accumulated Benefits for each of them as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Ness, Pension Plan—$0, SRP—$0; Mr. Harbolt, Pension Plan—$40,630, SRP—$8,691; Mr. Hibbs, Pension Plan—$144,442, SRP—$0; and Mr. McMillan, Pension Plan—$0, SRP—$0.

Early Retirement Benefits under Pension Plan and SRP

If a participant is eligible and elects to take early retirement prior to the participant’s normal retirement date or unreduced early retirement date, the participant’s benefit payable at early retirement will be reduced by 5%-6% for each year by which commencement of benefits precedes the earlier of the participant’s normal or unreduced early retirement date. These plan factors are more favorable to the participant than a true actuarial reduction.

36	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Nonqualified Deferred Compensation in 2011

Name	Executive Contibutions in 2011(1) ($)	Company Contibutions in 2011(2) ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2011(3) ($ )
J. Greg Ness	29,846	26,000	14,507	—	489,678
Floyd F. Chadee	399,192	33,858	40,087	—	1,006,213
James B. Harbolt	5,491	4,993	866	—	21,473
Scott A. Hibbs	6,700	6,700	2,822	—	110,954
Daniel J. McMillan	5,491	4,993	(334)	—	10,150

(1)	Amounts disclosed in the “Executive Contributions in 2011” column are also included in the “Salary” column of the Summary Compensation Table.
(2)

Amounts disclosed in the “Company Contributions in 2011” column are also reported in the “All Other Compensation” column of the Summary Compensation Table. Company matching contributions for nonqualified deferred compensation are made in the year following the executive contributions.

(3)

Amounts reported in the “Aggregate Balance at 12/31/2011” column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Ness, $415,697; Mr. Chadee $940,752; Mr. Harbolt, $20,204; Mr. Hibbs, $20,100; and Mr. McMillan, $10,484.

The Named Executive Officers are all eligible to participate in the Company’s Deferred Compensation Plan for Senior Officers (the “DCP”). Participants in the DCP may elect in advance to defer from 2% to 50% of their total salary and STIP bonus earned each year. The Company makes matching contributions following each year equal to the lesser of (a) 100% of the participant’s salary and STIP bonus deferred for the year, or (b) 4% of the participant’s total salary and STIP bonus for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code (which limit was $245,000 for 2011). Elective and matching contributions are fully vested at all times. For DCP participants who were hired after January 1, 2003 and therefore are not eligible to participate in the Pension Plan and SRP, the Company makes supplemental contributions following each year equal to a percentage of the participant’s total salary and STIP bonus for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code. The supplemental contribution percentage is initially 2%, and increases to 3% after five years of service, 4% after 10 years of service, 5% after 15 years of service, and 6% after 20 years of service. Supplemental contributions are fully vested after three years of service. Mr. Chadee is the only Named Executive Officer who receives supplemental contributions.

Elective, matching and supplemental contributions are credited to participants’ accounts under the DCP. Accounts are adjusted daily by the rate of return on investment options selected by the participants. The investment options available under the DCP in 2011 consisted of 12 mutual funds with a variety of investment objectives generally consistent with the investment choices available to participants in the Company’s 401(k) plan. The investment options had annual returns in 2011 ranging from negative 16.0% to positive 6.6%. Participants may reallocate their accounts among the various investment options at any time. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that the Company does not bear any investment risk related to participants’ investment choices.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions generally commence in the later of the seventh month following termination of employment or January of the year following termination of employment, and may be made in a lump sum or in annual installments over five or ten years. A participant may request an early distribution from his or her account as needed to meet an unforeseeable emergency. Amounts credited to participant’s accounts that were earned and vested prior to January 1, 2005, together with investment returns thereon, may be withdrawn in a single lump sum at any time subject to forfeiture of 10% of the available account balance. Upon termination of employment, these pre-2005 grandfathered amounts are distributable commencing in January of the year following termination without any further delay to the seventh month following termination.

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	37

Potential Payments upon Termination or Change of Control

Change of Control Compensation

The Company has agreed to provide certain benefits to the Named Executive Officers upon a “change of control” of StanCorp, although benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change of control. In the Company’s agreements, “change of control” is generally defined to include:

•	The acquisition by any person of 30% or more of the Company’s outstanding common stock.

•	The nomination (and subsequent election) in a 12 month period of a majority of the Company’s Directors by persons other than the incumbent Directors.

•	The completion of a sale or disposition of all or substantially all of the Company’s assets, or an acquisition of StanCorp through a merger or other consolidation.

In the Company’s agreements, “cause” generally includes continued neglect or willful failure or refusal to substantially perform reasonably assigned duties after notice, gross negligence or willful misconduct that is or may be harmful to the Company, dishonesty in the performance of duties, or conviction of fraud, theft or any other felony, and “good reason” generally includes a material reduction in duties, a reduction in compensation or benefits, or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control had occurred on December 31, 2011 and each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Insurance Continuation(2) ($)	Stock Option Acceleration and Extension(3) ($)	Performance- Based Equity Acceleration(4) ($)	Total ($)
J. Greg Ness	3,100,000	18,069	887,763	725,298	4,731,130
Floyd F. Chadee	1,623,245	—	239,601	133,182	1,996,028
James B. Harbolt	619,923	—	63,734	198,083	881,740
Scott A. Hibbs	819,426	—	205,170	127,376	1,151,972
Daniel J. McMillan	1,105,500	17,861	55,180	198,083	1,376,624

(1)

Cash Severance Benefit. Each Named Executive Officer has entered into a change of control agreement with the Company providing for, among other things, cash severance benefits payable by the Company if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change of control. The cash severance benefit for each Named Executive Officer is equal to two times the sum of the officer’s annual base salary and target bonus. These amounts are payable within 30 days after termination.

Under the change of control agreements, if any payments to a Named Executive Officer in connection with a change of control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, and the after-tax benefits received by the Named Executive Officer are less than or equal to 115% of the maximum value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Mr. Chadee, Mr. Harbolt, and Mr. Hibbs have been reduced in accordance with this provision.

(2)

Insurance Continuation. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide for continuation of health, dental and life insurance benefits paid by the Company for up to 18 months following the termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts disclosed in the table above represent 18 months of health, dental and life insurance benefit payments at the rates paid by the Company for each Named Executive Officer as of December 31, 2011.

(3)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable and that the standard 90-day period for exercising options following termination of employment will be extended to one year following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table. Amounts disclosed in the table above represent the sum of (i) for each Named Executive Officer’s outstanding

38	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

unexercisable options, the aggregate value as of December 31, 2011 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those disclosed in the Company’s 2011 Form 10-K, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to one year, with the option values as of December 31, 2011 for the 90-day and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing options as those disclosed in the Company’s 2011 Form 10-K.

(4)

Performance-Based Equity Acceleration. As described in footnote 2 to the Grants of Plan-Based Awards table, the Company granted performance share awards to certain of the Named Executive Officers in February 2011, under which the Company’s common stock will be issued based on the Company’s performance from 2011 to 2013. Similar awards were granted in February 2010 under which the Company’s common stock will be issued based on the Company’s performance from 2010 to 2012. The award agreements provide that upon a change of control the number of shares to be issued shall equal a pro rata portion of the target number of shares based on the portion of the three-year performance cycle completed prior to the change of control. Accordingly, for the awards granted in 2010, two-thirds of the target number of shares would have been issued if a change of control had occurred on December 31, 2011 and for the awards granted in 2011, one-third of the target number would have been issued. The payment of performance share awards occurs whether or not the officer’s employment is terminated in connection with the change of control. The amounts in the table above represent the value of performance share awards that would have paid out on a change of control based on a stock price of $36.75 per share, which was the closing price of the Company’s common stock on the last trading day of 2011.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2011, each Named Executive Officer held options to purchase the Company’s common stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements for options issued in 2008 or earlier, upon the death, disability or retirement of the officer, unexercisable options become fully exercisable and the standard 90-day period for exercising options following termination of employment is extended to five years (2 years for the option granted to Mr. Ness in September 2008), but not beyond each option’s original 10-year term. For options granted after 2008, vesting accelerates only upon death or disability (not retirement) and the optionee has a maximum remaining term of two years following termination of employment in which to exercise. If death or disability of a Named Executive Officer had occurred on December 31, 2011, the sum of (i) for outstanding unexercisable options, the aggregate value as of December 31, 2011 of those options, assuming a five-year or two-year remaining term, as applicable, and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing options as those disclosed in the Company’s 2011 Form 10-K, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to five years or two years, as applicable, with the option values as of December 31, 2011 for 90-day, two-year and five-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing options as those disclosed in the Company’s 2011 Form 10-K, for each of the following Named Executive Officers was: Mr. Ness, $2,182,959; Mr. Chadee, $466,288; Mr. Harbolt, $156,235; Mr. Hibbs, $393,152; and Mr. McMillan, $123,783. None of the Named Executive Officers were eligible for retirement (as defined in the option agreements) as of December 31, 2011.

As described in footnote 2 to the Grants of Plan-Based Awards table, the Company granted performance share awards to the Named Executive Officers in February 2011 under which shares of the Company’s common stock will be issued based on the Company’s performance from 2011 to 2013. Similar awards were granted in February 2010 under which shares will be issued based on the Company’s performance From 2010 to 2012. The award agreements generally require the officer to be employed by the Company on the last day of the performance year to receive an award payout. However, if an officer’s employment earlier terminates as a result of death, disability or retirement, the former officer will be entitled to a pro-rated payout based on the portion of the performance period elapsed prior to employment termination. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2011 as a result of death, disability or retirement, the officer would have received payouts based on 2010-2012 and 2011-2013 performance after the end of those periods based on the Company’s actual performance against the performance goals, with the payout based on

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	39

2010-2012 performance calculated using two-thirds of the target number of the performance shares and the payout based on 2011-2013 performance calculated using one-third of the target number of the performance shares. Assuming achievement of target performance levels in 2010-2012 and 2011-2013, the estimated total value of the two award payouts, based on a stock price of $36.75 per share, for each Named Executive Officer would be: Mr. Ness, $725,298; Mr. Chadee, $133,182; Mr. Harbolt, $198,083; Mr. Hibbs, $127,376; and Mr. McMillan, $136,673.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission. Based on the Company’s records and other information, the Company believes that all applicable Section 16(a) filing requirements were met in 2011.

Directions to the Annual Meeting

The Annual Meeting will be held at the Hilton Portland Executive Tower, 545 SW Taylor Street, Portland, Oregon. From the Airport—take I-205 South and exit onto I-84 West. At the end of I-84 West you will reach a junction of I-5 North and South. Go south toward Salem (to your left). Immediately follow the City Center signs, which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor Street. Take Taylor Street 3 blocks; the Executive Tower front doors are on the right hand side of Taylor Street.

From the North (Seattle) Southbound on I-5

Take exit 300B off of I-5 Southbound. After exiting, follow the City Center signs which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor St. Take Taylor Street 3 blocks; the Executive Tower front doors are on the right hand side of Taylor Street.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2013

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 27, 2013 and March 24, 2013 addressed to Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	The name, age, business and residence addresses of the nominee.

•	The principal occupation or employment of the nominee.

•	The number of shares of the Company’s common stock beneficially owned by the nominee.

•	Any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of the Company’s common stock owned by the shareholder.

40	Notice of Annual Meeting of Shareholders and 2012 Proxy Statement

Under the Company’s Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to the Company’s Corporate Secretary. To be timely, a shareholder’s notice must be received by Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207, not less than 50 days nor more than 75 days prior to that year’s annual meeting. The Company’s 2013 annual meeting is scheduled to be held on May 13, 2013. Therefore, a notice, to be timely, must be received by us between February 27, 2013 and March 24, 2013. If received after that date, the proposal, when and if raised at the 2013 annual meeting, will be subject to the discretionary vote of the proxy holder as described earlier in this material.

Please note that these rules govern raising proposals at the annual meeting. In order for a shareholder’s proposal to be considered for inclusion in the Company’s 2013 Proxy Statement, under SEC rules, the Company must have received the proposal by November 26, 2012. In order to make a proposal, the shareholder must provide the Company with a brief description of the matter to be brought before the meeting and the reasons for the proposal. In addition, the shareholder must provide his or her name and address of record, the number of shares of the Company’s common stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Holley Y. Franklin Corporate Secretary

March 26, 2012

Notice of Annual Meeting of Shareholders and 2012 Proxy Statement	41

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 pm Eastern time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/sfg Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

16219	Fulfillment 16221

‚  FOLD AND DETACH HERE  ‚

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted “FOR” all Nominees in Item 1 and “FOR” Items 2, 3, 4 & 5. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote “FOR” all Nominees in Item 1 and “FOR” Items 2, 3, 4 & 5.

Item 1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Class I Nominees:
	1.1 Virginia L. Anderson	☐	☐	☐	Item 2.	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

	1.2 Stanley R. Fallis	☐	☐	☐	Item 3.	PROPOSAL TO APPROVE AN AMENDMENT TO THE 1999 EMPLOYEE SHARE PURCHASE PLAN	☐	☐	☐

	1.3 Eric E. Parsons	☐	☐	☐	Item 4.	PROPOSAL TO RE-APPROVE THE SHORT TERM INCENTIVE PLAN	☐	☐	☐

					Item 5.	ADVISORY PROPOSAL TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-303-3963

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the StanCorp Financial Group, Inc. 2012 Shareholder Meeting to be held on May 7, 2012. The Proxy Statement and the 2011 Form 10-K are available at http://www.proxyvoting.com/sfg.

‚  FOLD AND DETACH HERE  ‚

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STANCORP FINANCIAL GROUP, INC.

The undersigned hereby appoints J. Greg Ness and Holley Y. Franklin as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 7, 2012 or any adjournment thereof. If this card is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.

401(k) Plan and Employee Share Purchase Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. If the undersigned is a participant in the Company’s 1999 Employee Share Purchase Plan and holds shares in his or her account that were purchased under that Plan after June 13, 2008, the custodian under that Plan has agreed to vote those shares in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees and/or custodian to vote all such shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

	16219	Fulfillment 16221
(Continued and to be marked, dated and signed on the other side)

Exhibit A

STANCORP FINANCIAL GROUP, INC.

1999 EMPLOYEE SHARE PURCHASE PLAN(1)

1.         Purpose of the Plan.    StanCorp Financial Group, Inc. (the “Company”) believes that ownership of shares of its Common Stock by employees of the Company and its Participating Subsidiaries (hereinafter defined) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the 1999 Employee Share Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.

2.         Shares Reserved for the Plan.    There are 3,500,000 ~~2,000,000~~ shares of the Company’s authorized Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company, which determination shall be conclusive.

3.         Administration of the Plan.    The Plan shall be administered by the Board of Directors of the Company (the “Board of Directors”). The Board of Directors may promulgate rules and regulations for the operation of the Plan, adopt forms or electronic or telephonic procedures for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be conclusive. Notwithstanding the foregoing, the Board of Directors, if it so desires, may delegate to the Compensation Committee of the Board the authority for general administration of the Plan.

4.         Eligible Employees.    Except as indicated below all regular employees of the Company and of each of the Company’s subsidiary corporations which is designated by the Board of Directors as a participant in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary) are eligible to participate in the Plan. Any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”) to own stock (including stock subject to any outstanding options held by the employee) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company, shall be ineligible to participate in the Plan. A “regular employee” is a person who has been in the employ of the Company or a Participating Subsidiary for at least one calendar month and whose employment relationship has not terminated (as determined under Section 1.421-1(h)(2) of U.S. Treasury Regulations or a successor regulations), excluding, however, any employee whose customary employment is less than 20 hours per week.

5.         Offerings.

(a)         Offering Periods.    Commencing on January 1, 2012, the Plan shall be implemented by a series of six-month offering periods (“Offering Periods”), with a new Offering Period commencing on February 2 and August 2 of each year; provided, however, that for transitional purposes a one-time seven-month Offering Period shall commence on January 3, 2012. Each Offering Period commencing on February 2 of any year (as well as the Offering Period commencing on January 3, 2012) shall end on August 1 of that year. Each Offering Period

(1)	Double-underlined matter is new; matter crossed out is proposed to be deleted.

commencing on August 2 of any year shall end on February 1 of the following year. The first day of each Offering Period is the “Offering Date” and the last day of each Offering Period is the “Purchase Date” for the Offering Period. Notwithstanding the foregoing provisions of this paragraph 5(a), (i) if an Offering Date would fall on a day on which the public equity securities markets in the United States are not open for trading (a “Non-trading Day”), the Offering Date shall instead occur on the next day on which such markets are open for trading (a “Trading Day”), and (ii) if a Purchase Date would fall on a Non-trading Day, the Purchase Date shall instead occur on the preceding Trading Day.

(b)         Grants; Limitations.    On each Offering Date, each eligible employee is hereby granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for that Offering Period for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no such option shall permit the purchase of more than 2,500 shares, and (ii) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the Offering Date) for each calendar year in which such option is outstanding.

6.         Participation in the Plan.

(a)         Initiating Participation.    An eligible employee may participate in an Offering Period under the Plan by filing with the Custodian no later than ten days prior to the Offering Date, on forms furnished by the Custodian or pursuant to electronic or telephonic procedures established by the Custodian, a subscription and payroll deduction authorization. Once filed, a subscription and payroll deduction authorization shall remain in effect for subsequent Offering Periods unless amended or terminated. The payroll deduction authorization will take effect on the Offering Date and will authorize the employing entity to make payroll deductions in the specified amount from each paycheck of the participating employee. Payroll deductions for any Offering Period may not exceed 10% of the gross amount of total cash compensation in the aggregate payable to the employee for such Offering Period. Total cash compensation does not include amounts paid under disability plans. If a payroll deduction is made by a Participating Subsidiary, that entity will promptly remit the amount of the deduction to the Company.

(b)         Amending or Terminating Participation.    A participating employee may amend his or her payroll deduction authorization once during any Offering Period, to reduce the amount of future payroll deductions, with effect during the remaining part of the Offering Period. Other amendments to the payroll deduction authorization will not become effective until the next following Offering Period. A permitted change in payroll deductions shall be effective for any pay period only if notice is received by the Custodian at least ten business days before the payday on which the change will become effective. After an employee has begun participating in the Plan, he or she may terminate participation in the Plan by notice received by the Custodian at any time up to the tenth day before a Purchase Date. Any notices required under this paragraph 6(b) shall be in writing, unless electronic or telephonic procedures are then in effect in which case the notices shall be in the form required under those procedures. Participation in the Plan shall also terminate when a participant ceases to be an eligible employee for any reason, including death or retirement. Determination of when the employment relationship terminates for this purpose shall be made under Section 1.421-1(h)(2) of U.S. Treasury Regulations or successor regulations. A participant may not reinstate participation in the Plan with respect to a particular Offering Period after once terminating participation in the Plan with respect to that Offering Period. Upon termination of a participant’s participation in the Plan, all amounts deducted from the participant’s pay and not previously used to purchase shares under the Plan shall be returned to the participant, without interest.

7.         Option Price.    The price at which shares shall be purchased in an Offering Period shall be the lower of (a) 85% of the fair market value of a share of Common Stock on the Offering Date of the applicable Offering Period or (b) 85% of the fair market value of a share of Common Stock on the Purchase Date. The fair market value of a share of Common Stock on any date shall be the closing price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing for such date, as published in The Wall Street Journal. In the event that the Common Stock is not listed on the New York Stock Exchange or the price is no longer shown on the New York Stock Exchange Composite Transactions Listing, the Board of Directors shall substitute a comparable source of closing price information.

8.         Newly Eligible Employees.    A person who becomes an eligible employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period provided he or she is still an eligible employee as of the Offering Date of such subsequent Offering Period.

9.         Purchase of Shares.    All amounts withheld from the pay of a participant shall be credited to his or her account under the Plan by the Custodian appointed under paragraph 10. No interest will be paid on such accounts unless the Board of Directors determines otherwise. On each Purchase Date of an Offering Period, the amount of the account of each participant will be applied to the purchase of whole shares by such participant from the Company at the price determined under paragraph 7. Any cash balance remaining in a participant’s account after a Purchase Date because it was less than the amount required to purchase a full share shall be retained in the participant’s account for the next Offering Period.

10.         Delivery and Custody of Shares.    Shares purchased by participants pursuant to the Plan will be held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Board of Directors. The Custodian may hold shares purchased pursuant to the Plan in book entry form and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian on forms to be provided for that purpose, a participant may from time to time obtain (a) transfer into the participant’s own name of some or all of the shares held by the Custodian for the participant’s account and delivery of such shares to the participant; (b) transfer of some or all of the shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm, or (c) sale of some or all of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed and remittance of the net proceeds of sale to the participant. Upon termination of participation in the Plan, a participant may elect to have the shares held by the Custodian for his or her account transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c).

11.         Records and Statements.    The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date the Custodian will furnish to each participant a statement showing the activity in the participant’s account for the period covered by the statement and the cash and share balances in the account as of the Purchase Date. Participants will be furnished such other reports and statements, and at such intervals, as the Board of Directors shall determine from time to time.

12.         Expense of the Plan.    The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

13.         Rights Not Transferable.    The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any cash or shares held for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

14.         Dividends and Other Distributions.    Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

15.         Voting and Shareholder Communications.    In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will furnish to each participant a proxy authorizing the participant to vote the shares held by the custodian for his account. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

16.         Tax Withholding.    Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state, local, national or other governmental tax withholding determined by the Company to be required in any country having taxing jurisdiction. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

17.         Responsibility and Indemnity.    Neither the Company, its Board of Directors, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

18.         Conditions and Approvals.    The obligations of the Company under the Plan shall be subject to and conditioned upon compliance with all applicable state, federal and foreign laws and regulations, compliance with the rules of any stock exchange or market on which the Company’s securities may be listed, and approval of such federal, state and foreign authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

19.         Amendment of the Plan.    The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.

20.         Termination of the Plan.    The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant’s order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his account.

21.         Effective Date of the Plan.    The Plan shall become effective on the effective date of the Company’s initial public offering, subject to prior or subsequent approval by the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of the Company represented and voting on the approval of the Plan at a validly held meeting of the shareholders.

Exhibit B

STANCORP FINANCIAL GROUP, INC.

SHORT TERM INCENTIVE PLAN

1.         PURPOSES.    This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn competitive annual cash bonus compensation directly linked to individual performance, business unit performance and overall Company performance. This Plan is also intended to qualify eligible portions of the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for Federal income tax purposes.

2.         DEFINITIONS.    The following words as used in this Plan have the meanings ascribed to each below:

(a)         “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria pre-established by the Committee). The portion of any cash bonus paid under the Plan based on achievement of 162(m) Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(b)         “Award” means an annual cash incentive award granted in accordance with Section 4 of the Plan.

(c)         “Board” means the Board of Directors of the Company

(d)         “Business Unit” means any subsidiary, division, line of business or other unit of the Company.

(e)         “Committee” means the Organization and Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f)         “Company” means StanCorp Financial Group, Inc.

(g)     “Discretionary Bonus” means the portion of a Participant’s target bonus for any fiscal year (not to exceed 20% of the target bonus) that will be payable (up to the maximum bonus percentage thereof) in the discretion of the Committee and will not be subject to achievement of 162(m) Performance Goals or Other Performance Goals. The Discretionary Bonus will not constitute “performance-based compensation” within the meaning of Section 162(m).

(h)         “Other Performance Goals” means one or more targeted levels of performance for a fiscal year addressing aspects of a Participant’s individual job performance or the performance of any Business Unit for which the Participant is responsible or to which the Participant contributes, as determined and established by the Committee in its discretion. Other Performance Goals may be either objectively or subjectively determinable. The portion of any cash bonus paid under the Plan based on achievement of Other Performance Goals will not constitute “performance-based compensation” within the meaning of Section 162(m).

(i)         “Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a subsidiary, whom the Committee designates as a participant under the Plan.

(j)         “Plan” means the Stancorp Financial Group, Inc. Short Term Incentive Plan, as set forth herein and as may be amended from time to time.

(k)         “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.         ADMINISTRATION.    The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met, and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4.         TARGET BONUSES AND PERFORMANCE GOALS.    To make an Award to any Participant for any fiscal year under the Plan, the Committee shall, no later than the 90th day of that fiscal year, establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the percentage (e.g., 150%) of the target bonus that shall be the maximum bonus, (iii) the portion(s) of the target bonus that will be payable based on 162(m) Performance Goals and/or Other Performance Goals for the fiscal year, and the portion of the target bonus that shall be a Discretionary Bonus, (iv) the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, and (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The terms of Awards shall be promptly communicated to Participants.

5.         COMPUTATION AND CERTIFICATION OF BONUS.    Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals and the Other Performance Goals for the year, the amount of Discretionary Bonus determined by the Committee for each Participant, and the calculation of the total bonus amount for each Participant. No payment of bonus with respect to any portion of the target bonus based on 162(m) Performance Goals or Other Performance Goals shall be paid if the related performance goal is not met. The Committee shall not exercise its discretion to pay any amount as a Discretionary Bonus in replacement for amounts not earned under the 162(m) Performance Goals. Bonuses shall be paid as soon as practicable following certification by the Committee, and no later than March 15 of the year following the year covered by the Award.

6.         MAXIMUM BONUS.    The maximum cash bonus that may be paid or accrued for any Participant with respect to performance of the Company in any fiscal year shall be $2,500,000.

7.         GENERAL PROVISIONS.

(a)         Effective Date.     This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s 2007 fiscal year, which shall be granted in the first 90 days of 2007. The Plan is subject to approval of the Company’s shareholders and was approved by shareholders at the 2007 Annual Meeting of Shareholders.

(b)         Termination; Amendment.    The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year in which the Plan was last approved or re-approved by shareholders. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c)         No Employment Rights.    Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(d)         Nonalienation of Benefits.    Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under the Plan.

(e)         Withholding.    Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such Award.

(f)         Plan Unfunded.    The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(g)         Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(h)         Governing Law.    The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

(i)         Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 pm Eastern time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/sfg Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

16219	Fulfillment 16221

‚  FOLD AND DETACH HERE  ‚

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted “FOR” all Nominees in Item 1 and “FOR” Items 2, 3, 4 & 5. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote “FOR” all Nominees in Item 1 and “FOR” Items 2, 3, 4 & 5.

Item 1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Class I Nominees:
	1.1 Virginia L. Anderson	☐	☐	☐	Item 2.	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

	1.2 Stanley R. Fallis	☐	☐	☐	Item 3.	PROPOSAL TO APPROVE AN AMENDMENT TO THE 1999 EMPLOYEE SHARE PURCHASE PLAN	☐	☐	☐

	1.3 Eric E. Parsons	☐	☐	☐	Item 4.	PROPOSAL TO RE-APPROVE THE SHORT TERM INCENTIVE PLAN	☐	☐	☐

					Item 5.	ADVISORY PROPOSAL TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-303-3963

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the StanCorp Financial Group, Inc. 2012 Shareholder Meeting to be held on May 7, 2012. The Proxy Statement and the 2011 Form 10-K are available at http://www.proxyvoting.com/sfg.

‚  FOLD AND DETACH HERE  ‚

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STANCORP FINANCIAL GROUP, INC.

The undersigned hereby appoints J. Greg Ness and Holley Y. Franklin as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 7, 2012 or any adjournment thereof. If this card is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.

401(k) Plan and Employee Share Purchase Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. If the undersigned is a participant in the Company’s 1999 Employee Share Purchase Plan and holds shares in his or her account that were purchased under that Plan after June 13, 2008, the custodian under that Plan has agreed to vote those shares in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees and/or custodian to vote all such shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

	16219	Fulfillment 16221
(Continued and to be marked, dated and signed on the other side)